                                                                    Exhibit 2(d)

================================================================================



                            ASSET PURCHASE AGREEMENT

                                  By and Among

                                STEELSCAPE, INC.,


                            GRUPO IMSA, S.A. de C.V.,


                         MATERIAL SCIENCES CORPORATION,


                           MSC PINOLE POINT STEEL INC.


                                       And


                         MSC PRE FINISH METALS (PP) INC.


                          ----------------------------

                            Dated as of May 31, 2002

                          ----------------------------



================================================================================

                               TABLE OF CONTENTS/1/

ARTICLE I.   DEFINITIONS AND INTERPRETATIONS ..............................   1

    1.1      Defined Terms ................................................   1
    1.2      Principles of Construction ...................................  12

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF MSC ........................  13

    2.1      Organization .................................................  13
    2.2      Binding Effect; Authorization; Capacity ......................  13
    2.3      No Conflict ..................................................  13
    2.4      Litigation and Arbitration ...................................  13
    2.5      Brokers Fees .................................................  13

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS AND MSC ............  14

    3.1      Existence and Good Standing ..................................  14
    3.2      Binding Effect; Authorization; Capacity ......................  14
    3.3      Subsidiaries and Investments .................................  14
    3.4      Consents and Approvals; No Violations ........................  14
    3.5      Financial Statements .........................................  15
    3.6      Title to Assets; Encumbrances ................................  15
    3.7      Real Property ................................................  16
    3.8      Material Contracts ...........................................  17
    3.9      Litigation ...................................................  18
    3.10     Taxes ........................................................  18
    3.11     Insurance ....................................................  19
    3.12     Intellectual Properties ......................................  20
    3.13     Compliance with Laws .........................................  22
    3.14     Governmental Licenses ........................................  22
    3.15     Labor Matters ................................................  22
    3.16     Employee Benefit Plans .......................................  23
    3.17     Interests in Clients, Suppliers, Etc .........................  24
    3.18     No Changes Since Financial Statement Date ....................  24
    3.19     Disclosure ...................................................  24
    3.20     Broker's or Finder's Fees ....................................  24
    3.21     Environmental Matters ........................................  24
    3.22     Accounts Receivable ..........................................  25
    3.23     Accounts Payable .............................................  26
    3.24     Product Warranty .............................................  26
    3.25     Product Liability ............................................  26

_____________________

/1/ This Table of Contents is provided for convenience only and does not form a part of this Asset Purchase Agreement.

    3.26     Inventory                                                       26
    3.27     Consent Decree ...............................................  26

ARTICLE IV.  REPRESENTATIONS OF THE BUYER .................................  26

    4.1      Organization .................................................  26
    4.2      Binding Effect; Authorization; Capacity ......................  26
    4.3      No Conflict ..................................................  27
    4.4      Litigation and Arbitration ...................................  27
    4.5      Brokers Fees .................................................  27
    4.6      Financing ....................................................  27

ARTICLE V.   PURCHASE AND SALE ............................................  27

    5.1      Purchase and Sale of Purchased Assets ........................  27
    5.2      Excluded Assets ..............................................  29
    5.3      Assumed Liabilities ..........................................  29
    5.4      Excluded Liabilities .........................................  30
    5.5      Total Amount Due Sellers At Closing ..........................  32
    5.6      Final Closing Statement; Adjustment Amount ...................  33
    5.7      Closing ......................................................  37
    5.8      Nonassignable Contracts ......................................  37
    5.9      Method of Conveyance .........................................  38

ARTICLE VI.  COVENANTS ....................................................  38

    6.1      Conduct of Business Prior to Closing .........................  38
    6.2      Exclusive Dealing ............................................  39
    6.3      Full Access ..................................................  39
    6.4      Notices and Consents .........................................  40
    6.5      Tax Covenants ................................................  40
    6.6      Parties to Maintain Existence ................................  41
    6.7      Maintenance of Real Property .................................  41
    6.8      Title Insurance and Surveys ..................................  41
    6.9      WARN .........................................................  42
    6.10     Aged Accounts Receivable .....................................  42
    6.11     Non-competition ..............................................  42
    6.12     Working Space and Access .....................................  42
    6.13     Use of Names .................................................  43
    6.14     Customer-Owned Inventory .....................................  43
    6.15     Information ..................................................  44
    6.16     Receipt of Payments in Respect of Accounts Receivable ........  44

ARTICLE VII. CONDITIONS PRECEDENT .........................................  44

    7.1      Conditions of all Parties ....................................  44
    7.2      Conditions of the Buyer ......................................  45
    7.3      Conditions of MSC and the Sellers ............................  46

ARTICLE VIII. TERMINATION .....................................................  46

    8.1       Events of Termination ...........................................  46
    8.2       Effect of Termination; Termination Fee ..........................  47

ARTICLE IX.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION ....................  48

    9.1       Survival of Representations .....................................  48
    9.2       Indemnification .................................................  48
    9.3       Indemnification Procedure .......................................  50

ARTICLE X.    CERTAIN ENVIRONMENTAL MATTERS ...................................  51

    10.1      ENVIRON's Phase II Audit ........................................  51
    10.2      Responsibility for Known On-Site Environmental Matters ..........  51
    10.3      Responsibility for Post-Closing On-Site Environmental Matters ...  52
    10.4      Responsibility for Undiscovered Pre-Closing On-Site
              Environmental Matters ...........................................  52
    10.5      Reimbursement ...................................................  53
    10.6      Remedial Action .................................................  53

ARTICLE XI.   TAX MATTERS .....................................................  54

    11.1      Tax Returns .....................................................  54
    11.2      Payment of Taxes ................................................  54
    11.3      Controversies ...................................................  54
    11.4      Transfer Taxes ..................................................  55
    11.5      Amended Returns .................................................  55
    11.6      Indemnification .................................................  55
    11.7      Allocation of Purchase Price ....................................  56
    11.8      Books and Records ...............................................  56

ARTICLE XII.  MISCELLANEOUS ...................................................  57

    12.1      Expenses ........................................................  57
    12.2      Governing Law ...................................................  57
    12.3      Submission to Jurisdiction ......................................  58
    12.4      Notices .........................................................  58
    12.5      Parties in Interest .............................................  59
    12.6      Counterparts ....................................................  59
    12.7      Entire Agreement ................................................  59
    12.8      Amendments ......................................................  60
    12.9      Severability ....................................................  60
    12.10     Third Party Beneficiaries .......................................  60
    12.11     Further Assurances ..............................................  60
    12.12     No Other Representations or Warranties ..........................  60
    12.13     Specific Performance ............................................  60
    12.14     Limited Guarantee ...............................................  60

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (as the same may be amended, modified and supplemented, this "Agreement") is entered into as of May 31, 2002 by and among STEELSCAPE, INC., a California corporation (the "Buyer"), GRUPO IMSA, S.A. de C.V., a Mexican corporation ("IMSA"), MATERIAL SCIENCES CORPORATION, a Delaware corporation ("MSC"), MSC PINOLE POINT STEEL INC., a Delaware corporation ("PPS"), and MSC PRE FINISH METALS (PP) INC., a Delaware corporation ("PFM"; each of PPS and PFM are sometimes referred to herein as a "Seller" and collectively as the "Sellers"). The Buyer, MSC, PPS and PFM are each referred to herein as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H :


         WHEREAS, MSC owns beneficially and of record all of the issued and outstanding common stock, par value $0.01 per share, of PPS, and PPS owns beneficially and of record all of the issued and outstanding common stock, par value $0.01 per share, of PFM; and

         WHEREAS, subject to the terms and conditions of this Agreement, MSC desires to cause PPS and PFM to sell to the Buyer, and the Buyer desires to purchase from PPS and PFM, certain assets of PPS and PFM in exchange for cash and the assumption of certain liabilities of PPS and PFM.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                                   ARTICLE I.
                         DEFINITIONS AND INTERPRETATIONS

         1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

             "1997 Acquisition Agreement" shall mean the Asset Purchase Agreement dated as of November 14, 1997 among Colorstrip, PPS and PFM.

             "Accounts Payable" shall mean all obligations of the Sellers to pay creditors for goods purchased, leased or rented or for services rendered (but excluding negative cash balances that are reclassified as accounts payable in accordance with GAAP).

             "Accrued Claims Amount" shall mean the aggregate amount paid by the Buyer from and after the Closing Date to and including November 30, 2002 (and, if the Buyer has received notice of a claim but has not yet processed the claim, the amount of such claim) in respect of (a) claims by the Sellers' customers for non-conforming product delivered or shipped before the Closing but not installed by the Closing Date, for shipping and billing discrepancies of conforming product delivered or shipped before the Closing but not installed by the Closing Date and for other customer claims historically charged by the Sellers against their accrued claims reserves in the ordinary course and (b) claims by the Buyer's customers for non-conforming product produced by the Sellers prior to the Closing and shipped by the Buyer on or after the Closing Date so long as such claims are limited to physical defects resulting from the production or finishing of the product by the Sellers or any one of them.

                  "Actions" shall mean any and all actions, suits, proceedings, investigations, charges, complaints, injunctions, judgments, orders, decrees, rulings, arbitrations, hearings, claims, demand letters, administrative actions, notices of violation or proceedings.

                  "Adjustment Amount" shall mean, subject to the adjustments, if any, required to be made pursuant to Section 5.6(g), the amount set forth opposite the line item entitled "Adjustment Amount Due MSC (Steelscape)" in the Final Closing Statement.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Aged Accounts Receivable" shall mean all rights to receive payment on accounts for services rendered or goods sold or to be sold by either Seller which remain unpaid for a period greater than 45 days from and including the applicable invoice date, and which are listed on
         Schedule 5.6(a) under the caption "Total Greater Than 45 Days."

                  "Agreed Claims" shall have the meaning provided in Section 9.3(d).

                  "Agreement" shall have the meaning provided in the introductory paragraph.

                  "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other U.S. and foreign federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  "Assignment and Assumption Agreement" shall have the meaning provided in Section 5.9.

                  "Assignment of Intellectual Property" shall have the meaning provided in Section 5.9.

                  "Assumed Contracts" shall have the meaning provided in Section 5.1(b).

                  "Assumed Liabilities" shall have the meaning provided in
         Section 5.3.

                  "Auditor" shall have the meaning provided in Section 5.6(g).

                  "Bill of Sale" shall have the meaning provided in Section 5.9.

                  "Business Day" shall mean any day excluding Saturday, Sunday and any day on which banks in New York, New York or Monterrey, Mexico are authorized by law or other Governmental action to close.

                  "Buyer" shall have the meaning provided in the introductory paragraph.

                  "Buyer's Account" shall mean a bank account maintained on behalf of the Buyer at a commercial bank located in the United States of America and designated as such in writing to MSC no later than the second Business Day prior to the Closing Date.

                  "CBA" shall mean a collective bargaining or labor union agreement.

                  "Certificate" shall have the meaning provided in Section
         9.3(a).

                  "Claims Handling Fee" shall mean an amount equal to the product of 0.10 and the amount of the Accrued Claims Amount.

                  "Closing" shall have the meaning provided in Section 5.7.

                  "Closing A/P Balance" shall mean the sum of the amounts set forth on the Closing A/P Schedule opposite the following general ledger accounts: accounts payable system (215-2000), accounts payable manual (215-2010), accounts payable accrued steel (215-2100) and accounts payable unvouchered liabilities (215-2120).

                  "Closing A/P Schedule" shall have the meaning provided in
         Section 5.6(c).

                  "Closing A/R Balance" shall mean the sum of the amounts set forth on the Closing A/R Schedule opposite the names of the account debtors listed in Schedule 5.6(a).

                  "Closing A/R Schedule" shall have the meaning provided in
         Section 5.6(a).

                  "Closing Accrued Claims Reserve Balance" shall mean the sum of the amounts set forth on the Closing Accrued Claims Reserve Schedule opposite the following line items: allowance for customer claims (016-1055) and allowance for customer claims (PFM) (016-1055).

                  "Closing Accrued Claims Reserve Schedule" shall have the meaning provided in Section 5.6(d).

                  "Closing Balance" and "Closing Balances" shall have the meanings provided in Section 5.6(f).

                  "Closing Date" shall have the meaning provided in Section 5.7.

                  "Closing Inventory Schedule" shall have the meaning provided in Section 5.6(b).

                  "Closing Non-Steel Inventory Balance" shall mean the sum of the amounts set forth on the Closing Inventory Schedule opposite the following line items: paint, packaging, zinc, zinc dross, brightener, zinc pot material, chemicals, solvents and spares.

                  "Closing Prepaid Assets Balance" shall mean the sum of the amounts set forth on the Closing Prepaid Assets Schedule opposite the line item entitled "prepaid property taxes (030-1230)."

                  "Closing Prepaid Assets Schedule" shall have the meaning provided in Section 5.6(e).

                  "Closing Schedule" and "Closing Schedules" has the meaning provided in Section 5.6(f).

                  "Closing Steel Inventory Balance" shall mean the amount set forth on the Closing Inventory Schedule opposite the line item substrate valuation (raw materials, work-in-progress and finished goods).

                  "COBRA" shall have the meaning provided in Section 3.16.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated, and the rulings issued, thereunder.

                  "Colorstrip" shall mean Colorstrip, Inc., a California corporation.

                  "Consent Decree" shall mean the Consent Decree Regarding Injunctive and Monetary Relief for Gender and Race Hiring Claims, dated as of June 18, 1996, as amended and supplemented.

                  "Contract" shall mean any note, bond, mortgage, indenture, guarantee, pledge, license, franchise, permit, purchase order, agreement, contract, commitment, evidence of indebtedness, lease, franchise agreement or other instrument or obligation (whether oral or written), each, including all amendments thereto.

                  "Disclosure Schedule" shall mean the written disclosure schedule delivered by MSC and the Sellers to the Buyer on the date hereof and attached hereto. Notwithstanding anything else in this Agreement, nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the representation and warranty to which such exception relates and describes (taking into account the Knowledge of MSC at the time) the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Article III.

                  "Disputed Balances" shall have the meaning provided in Section 5.6(f).

                  "Employee Benefit Plans" shall have the meaning provided in
         Section 3.16.

                  "Encumbrances" shall mean all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, covenants or restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or imperfections in title thereto.

                  "Entity" shall mean any Person that is not a natural person.

                  "Environmental Law" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended, and as now or hereafter in effect.

                  "Environmental Losses" shall mean (a) all costs required to investigate and/or remediate an On-Site Environmental Matter (including response costs paid to others) to the extent required by a Governmental Entity with authority to require investigations and/or remediation or otherwise required by Environmental Laws, and (b) all other Losses to the extent caused by or arising from such On-Site Environmental Matters, including without limitation, damages for personal injury, damages to adjacent property, and natural resource damages.

                  "ERISA" shall have the meaning provided in Section 3.16.

                  "Excluded Accounts Receivable" shall mean all rights to receive payment on accounts for services rendered or to be rendered and goods sold or to be sold by either Seller that are not Purchased Accounts Receivable.

                  "Excluded Assets" shall have the meaning provided in Section 5.2.

                  "Excluded Contracts" shall have the meaning provided in
         Section 5.1(b).

                  "Excluded Liabilities" shall have the meaning provided in
         Section 5.4.

                  "Final Closing Statement" shall have the meaning provided in
         Section 5.6(f).

                  "Financial Statements" shall mean the audited consolidated financial statements of the Sellers as of and for the fiscal years ended February 29, 2000, February 28, 2001 and February 28, 2002.

                  "Financial Statement Date" shall mean February 28, 2002.

                  "Financial Statement Date A/P Balance" shall mean $10,951,052.

                  "Financial Statement Date Accrued Claims Reserve Balance" shall mean $919,653.

                  "Fixed Asset Deficiency" shall have the meaning provided in
         Section 5.5(g).

                  "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis with the financial statements as of and for the year ended February 28, 2002 included in the Financial Statements.

                  "Government" and "Governmental" shall mean or refers to the United States of America, any other nation or sovereign state, the European Union, any federal, bilateral or multilateral Governmental authority, any state, possession, territory, county, district, city or other Governmental unit or subdivision.

                  "Governmental Entity" shall mean (a) any Government, political subdivision thereof or local jurisdiction therein, (b) any instrumentality, board commission, court or agency of any of the foregoing, however constituted and (c) any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "HSR Filing" shall have the meaning provided in Section
         6.4(b).

                  "Indebtedness" of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including notes and "earn-out" payments (other than Accounts Payable),
         (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) net payment obligations under any interest rate, currency or other hedging agreement and (g) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements, but excluding Assumed Contracts and the supply agreements listed in Section 3.8(a) of the Disclosure Schedule) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

                  "Indemnified Party" shall have the meaning provided in Section 9.3(a).

                  "Indemnifying Party" shall have the meaning provided in
         Section 9.3(a).

                  "Intellectual Property" shall mean all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names, applications and reservations therefor, uniform resource locators ("URLs") and the Internet sites (collectively, the "Sites") corresponding thereto, trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases (including vendor lists and asset lists), data collections and other proprietary information or material of any type, whether recorded or unrecorded (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

                  "Interim Balance Sheet" shall mean the interim consolidated balance sheet and statement of earnings of the Sellers of and for the calendar month ended April 30, 2002.

                  "Inventory" shall mean all of Sellers' inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, merchandise and other personal property, including spare parts, wherever located in the United States of America.

                  "Inventory Purchaser" shall have the meaning provided in
         Section 5.5(f).

                  "IRS" shall mean the Internal Revenue Service.

                  "Known On-Site Environmental Matters" shall mean On-Site Environmental Matters (excluding those which are cured by MSC to the reasonable satisfaction of the Buyer prior to the Closing Date) that are (a) identified by the Phase II Audits or (b) discovered after the Closing Date in locations assessed in the Phase II Audits and for which persuasive evidence exists of pre-Closing origin.

                  "Knowledge of MSC" shall mean the actual knowledge of Gerald
         G. Nadig, James J. Waclawik, Sr., David J. DeNeve and/or David A. Catterlin, after making inquiries of David Catterlin's direct reports, and in addition, for purposes of Section 3.21(g), the actual knowledge of any employee of the Sellers or MSC with management responsibility for environmental matters.

                  "Last Review Day (ACR)" shall have the meaning provided in
         Section 5.6(j).

                  "Last Review Day (Closing Balances)" shall have the meaning provided in Section 5.6(f).

                  "Leased Real Property" shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Seller.

                  "Licenses" shall have the meaning provided in Section 3.14.

                  "Losses" shall have the meaning provided in Section 9.2(a).

                  "Material Adverse Effect" shall mean any event, condition, occurrence or consequence that would, individually or in the aggregate, be reasonably likely to have a material adverse effect on (a) the possession or ownership of all or any part of the Purchased Assets or on the operating condition of the galvanizing and paint lines at Sellers' facilities located in Richmond, California following the Closing, (b) the validity or enforceability of this Agreement, (c) the ability of either Seller to perform its obligations under this Agreement or any Related Document to which such Seller is a party (including Sellers' ability to convey the Purchased Assets to the Buyer) or (d) the Assumed Liabilities (other than those described in
         Section 5.3(f)), or which materially increase the Assumed Liabilities above levels in existence at April 30, 2002, other than any event, condition, occurrence or consequence substantially arising from (i) the Buyer's use or lack of use of the Purchased Assets (including any idling of the galvanizing or paint lines at Sellers' facilities located in Richmond, California at or about the time of the Closing), (ii) the impact of any labor reduction on the operation of the galvanizing and paint lines at Sellers' facilities located in Richmond, California (other than liabilities arising from the termination of employees),
         (iii) non-Ordinary Course reductions in Inventory for the period from and including April 30, 2002 to but excluding the Closing Date, (iv) non-Ordinary Course changes in Purchased Accounts Receivable for the period from and including April 30, 2002 to but excluding the Closing Date, (v) non-Ordinary Course changes in Accounts Payable for the period from and including April 30, 2002 to but excluding the Closing Date, (vi) general economic conditions or conditions that are generally applicable to the industries in which the Sellers operate (including the tariffs imposed by the U.S. on March 20, 2002 on certain steel products pursuant to investigation conducted by the U.S. International Trade Commission pursuant to Section 201 of the Trade Act of 1974) and
         (vii) the approval or denial of Sellers' request for an exemption from the tariffs referred to in the parenthetical of (vi) of this definition.

                  "MSC" shall have the meaning provided in the introductory paragraph.

                  "MSC Party" shall have the meaning provided in Section 6.11.

                  "Non-Steel Inventory" shall mean all Inventory that is owned by the Sellers on the Closing Date that comprises paint, packaging, zinc, zinc dross, brightener, zinc pot material, chemicals, solvents and spares.

                  "On-Site Environmental Matters" shall mean contamination that exists on or has emanated from the Owned Real Property.

                  "Ordinary Course" shall mean, with respect to each Seller, the ordinary course of commercial operations customarily engaged in by such Seller, consistent with past practices (including with respect to quantity and frequency), taking into account (a) the Buyer's use or lack of use of the Purchased Assets (including any idling of the galvanizing or paint lines at Sellers' facilities located in Richmond, California at or about the time of the Closing), (b) the impact of any labor reduction on the operation of the galvanizing and paint lines at Sellers' facilities located in Richmond, California (other than liabilities arising from the termination of employees), (c) non-ordinary course reductions in Inventory for the period from and including April 30, 2002 to but excluding the Closing Date, (d) non-ordinary course changes in Purchased Accounts Receivable for the period from and including April 30, 2002 to but excluding the Closing Date, (e) non-ordinary course changes in Accounts Payable for the period from and including April 30, 2002 to but excluding the Closing Date, (f) general economic conditions or conditions that are generally applicable to the industries in which the Sellers operate (including the tariffs imposed by the U.S. on March 20, 2002 on certain steel products pursuant to investigation conducted by the U.S. International Trade Commission pursuant to Section 201 of the Trade Act of 1974) and
         (g) the approval or denial of Sellers' request for an exemption from the tariffs referred to in the parenthetical of (f) of this definition.

                  "Owned Real Property" shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in whole or in part by any Seller.

                  "Party" or "Parties" shall have the meaning provided in the introductory paragraph.

                  "Phase II Audits" means (a) the Designated Buyer's Phase II Audit Report (as defined in the 1997 Acquisition Agreement), (b) the Seller's Phase II Audit Report (as defined in the 1997 Acquisition Agreement) and (c) the extraction prior to the Closing and analyzing of soil, soil gas and ground water samples from the Owned Real Property by the Buyer (or its representative) (the "ENVIRON Phase II Audit").

                  "Permitted Encumbrances" shall have the meaning provided in
         Section 3.6(a).

                  "Person" shall mean and include any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a Government or other department, agency or political subdivision thereof.

                  "PFM" shall have the meaning provided in the introductory paragraph.

                  "Post-Closing Accrued Claims Reserve Schedule" shall have the meaning provided in Section 5.6(i).

                  "Post-Closing On-Site Environmental Matters" means On-Site Environmental Matters that (a) arise or result from operations or activities which occur on or after the Closing Date or (b) are discovered in locations assessed in the Phase II Audits but which were not discovered or identified by the Phase II Audits (absent persuasive evidence of pre-Closing origin, which evidence may include indications of environmental impact occurring after completion of the ENVIRON Phase II Audit).

                  "PPS" shall have the meaning provided in the introductory paragraph.

                  "Pre-Closing A/P Balance" shall mean the sum of the amounts set forth on the Pre-Closing A/P Schedule opposite the following general ledger accounts: accounts payable system (215-2000), accounts payable manual (215-2010), accounts payable accrued steel (215-2100) and accounts payable unvouchered liabilities (215-2120).

                  "Pre-Closing A/P Schedule" shall have the meaning provided in
         Section 5.5(c).

                  "Pre-Closing A/R Balance" shall mean the sum of the amounts set forth on the Pre-Closing A/R Schedule opposite the names of the account debtors listed in Schedule 5.5(a) under the caption "Customers".

                  "Pre-Closing A/R Schedule" shall have the meaning provided in
         Section 5.5(a).

                  "Pre-Closing Claims Handling Fee" shall mean an amount equal to $91,965.

                  "Pre-Closing Inventory Schedule" shall have the meaning provided in Section 5.5(b).

                  "Pre-Closing Non-Steel Inventory Balance" shall mean the sum of the amounts set forth on the Pre-Closing Inventory Schedule opposite the following line items: paint, packaging, zinc, zinc dross, brightener, zinc pot material, chemicals, solvents and spares.

                  "Pre-Closing Period" shall have the meaning provided in
         Section 3.10(b).

                  "Pre-Closing Prepaid Assets Balance" shall mean the sum of the amounts set forth on the Pre-Closing Prepaid Assets Schedule opposite the general ledger accounts entitled "prepaid property taxes (030-1230)."

                  "Pre-Closing Prepaid Assets Schedule" shall have the meaning provided in Section 5.5(d).

                  "Pre-Closing Steel Inventory Balance" shall mean the amount set forth on the Pre-Closing Inventory Schedule opposite the line item substrate valuation (raw materials, work-in-progress and finished goods).

                  "Preliminary Closing Date Statement" shall have the meaning provided in Section 5.5(e).

                  "Purchased Accounts Receivable" shall mean all rights to receive payment on accounts for services rendered or goods sold or to be sold by either Seller which remain unpaid for a period equal to or less than 45 days from and including the applicable invoice date, and which are listed in Schedule 5.5(a) under the caption "Customers".

          "Purchased Assets" has the meaning set forth in Section 5.1.

          "Purchased IP Assets" shall mean Intellectual Property owned or licensed by the Sellers, used in the businesses of the Sellers, and included in the Purchased Assets.

          "Related Documents" shall have the meaning provided in Section 7.2(e).

          "Remedial Action" shall have the meaning provided in Section 10.6

          "Resolution Period (ACR)" shall have the meaning provided in Section 5.6(k).

          "Resolution Period (Closing Balances)" shall have the meaning provided in Section 5.6(g).

          "Seller" and "Sellers" shall have the meaning provided in the introductory paragraph.

          "Seller Intellectual Property" shall mean all Intellectual Property owned by the Sellers or used in the businesses of the Sellers.

          "Sellers' Account" shall mean a bank account maintained on behalf of MSC, PPS, PFM or any combination thereof at a commercial bank located in the United States of America and designated as such in writing to the Buyer no later than the second Business Day prior to the Closing Date.

          "Steel Inventory" shall mean all Inventory that is owned by the Sellers on the Closing Date that comprises steel, whether in the form of raw materials, work-in-progress or finished goods.

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

          "Taxes" shall mean all taxes or similar Governmental charges, including all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes or similar Governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

          "Tax Matter" shall have the meaning provided in Section 11.3(a).

          "Tax Returns" shall have the meaning provided in Section 3.10(a).

          "Total Amount Due Sellers At Closing" shall mean the amount determined as follows: (a) $26,000,000 plus (b) the product of 0.97 and the Pre-Closing A/R Balance plus (c) the product of 0.70 and the Pre-Closing Steel Inventory Balance plus (d) the Pre-Closing Non-Steel Inventory Balance plus (e) the Pre-Closing Prepaid Assets Balance minus (f) the Financial Statement Date Accrued Claims Reserve Balance minus (g) the Pre-Closing Claims Handling Fee minus (h) the Pre-Closing A/P Balance.

          "Transfer Taxes" shall have the meaning provided in Section 11.4.

          "Undiscovered Pre-Closing On-Site Environmental Matters" means On-Site Environmental Matters that are discovered after the Closing Date in locations not assessed in the Phase II Audits that arose or resulted from operations or activities occurring prior to the Closing Date.

          "WARN" shall mean the Worker Adjustment and Retraining Notification Act, and all related regulations promulgated thereunder.

     1.2  Principles of Construction.

     (a) All references to Articles, Sections, subsections, Schedules and Exhibits are to Articles, Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms "include," "includes" and "including" are not limiting and mean "including without limitation."

     (b) All references to "dollars" or "$" shall be deemed to be references to lawful money of the United States of America.

     (c) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     (d) All words importing any gender shall be deemed to include other genders.

     (e) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

     (f) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits hereto is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

                                  ARTICLE II.
                      REPRESENTATIONS AND WARRANTIES OF MSC

     MSC represents and warrants in favor of the Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

     2.1 Organization. MSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 Binding Effect; Authorization; Capacity. MSC has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by MSC has been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by MSC and constitutes the valid and binding agreement of MSC enforceable against MSC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect. MSC does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Government or Governmental Entity in order to consummate the transactions contemplated by this Agreement, except as required pursuant to the HSR Act and except for immaterial notices and filings.

     2.3 No Conflict. The execution and delivery of this Agreement by MSC and the consummation of the transactions contemplated hereby has not and will not
(a) violate or conflict with, constitute (with or without due notice or lapse of time or both) a default under or breach of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, (i) any material Contract to which MSC is a party or by which MSC is bound or to which its properties or assets are subject, (ii) any law or Governmental order applicable to MSC or any of its properties or assets, the failure to comply with would have a Material Adverse Effect or (iii) the certificate of incorporation or bylaws of MSC and (b) result in the imposition or creation of any Encumbrance upon or with respect to the Purchased Assets.

     2.4 Litigation and Arbitration. There is no Action by or before (or to the Knowledge of MSC any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the Knowledge of MSC, threatened, against or affecting MSC which could materially and adversely affect the right or ability of MSC to enter into this Agreement and to perform its obligations hereunder.

     2.5 Brokers Fees. Other than amounts payable to Credit Suisse First Boston Corporation and TC Graham (for which MSC will be solely liable), neither MSC nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to this Agreement or the transactions contemplated hereby.

                                  ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF SELLERS AND MSC

     Each of PPS, PFM and MSC jointly and severally represents and warrants in favor of the Buyer, as of the date of this Agreement and as of the Closing Date, the following, except as set forth in the Disclosure Schedule:

     3.1 Existence and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified or licensed to conduct its business, and is in good standing in each jurisdiction where the character or location of the property owned, leased or operated by such Seller or the nature of the business conducted by such Seller makes such qualification necessary, other than jurisdictions not material to the Sellers' businesses as historically conducted by Sellers. MSC has delivered to the Buyer a true and correct copy of the certificate of incorporation and bylaws of each Seller.

     3.2 Binding Effect; Authorization; Capacity. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Seller has been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

     3.3 Subsidiaries and Investments. PPS has no subsidiaries other than PFM, and PFM has no subsidiaries. Immediately prior to the Closing, (i) all issued and outstanding capital stock of PPS will be owned, of record and beneficially, by MSC, free and clear of all Encumbrances, and (ii) all issued and outstanding capital stock of PFM will be owned, of record and beneficially, by PPS, free and clear of all Encumbrances.

     3.4 Consents and Approvals; No Violations. Assuming the filings required under the HSR Act are made and the waiting period thereunder has been terminated or expired, the execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by the Sellers and the consummation of the transactions contemplated hereby and thereby by the Sellers will not (a) violate any provision of the certificate of incorporation or bylaws of either Seller, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity or regulatory body, agency or authority applicable to (i) either Seller, except where such violation does not have a Material Adverse Effect or (ii) the Purchased Assets, except for matters which do not detract therefrom to any significant degree, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity or regulatory body, agency or authority, except for immaterial notices and filings, or (d) result in a violation or breach of, conflict with, constitute

(with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of either Seller under any of the terms, conditions or provisions of any Contract required to be set forth in Sections 3.8(a) and (b) of the Disclosure Schedule.

     3.5 Financial Statements. Section 3.5 of the Disclosure Schedule contains complete copies of the Financial Statements and the Interim Balance Sheet. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position and results of operations of the Sellers for the periods and as of the dates thereof. The Interim Balance Sheet has been prepared in accordance with Sellers' normal practice for interim reporting, subject to normal year-end adjustments.

     3.6 Title to Assets; Encumbrances.

     (a) Except for properties and assets reflected in the Financial Statements or acquired since the Financial Statement Date which have been sold or otherwise disposed of in the Ordinary Course, each Seller has good and marketable title to, or a valid leasehold interest in, (i) all of its properties and assets (real, personal and tangible), including all of the properties and assets reflected in the Financial Statements, except as indicated in the notes thereto and (ii) all of the properties and assets purchased by it since the Financial Statement Date; in each case subject to no Encumbrance, except for (A) Encumbrances reflected in the Financial Statements (not including liens securing Indebtedness of MSC), (B) Encumbrances consisting of zoning or planning restrictions, recorded easements, utility easements, covenants, permits and other restrictions or limitations on the current use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Sellers in the operation of their business, (C) liens for current taxes, assessments or Governmental charges or levies on property not yet due and payable or are being contested by appropriate proceedings and for which appropriate reserves have been made, and (D) Encumbrances described on Section 3.6(a) of the Disclosure Schedule (Encumbrances of the type described in clauses (A), (B) and (C) above are hereinafter sometimes referred to as "Permitted Encumbrances"). Each Seller owns or leases under valid leases all machinery, equipment and other personal property necessary for the conduct of such Seller's business as currently being conducted; and the Purchased Assets include all such assets necessary to operate such Seller's business as currently being operated, except that Inventory and working capital levels at Closing may be significantly lower than the levels at April 30, 2002. At Closing, all of the Purchased Assets shall be transferred by MSC and the Sellers to the Buyer free and clear of any and all Encumbrances (other than Permitted Encumbrances and the Assumed Liabilities), together with any and all consents of third parties required to transfer such assets to the Buyer, except where the failure to obtain such consent does not have a Material Adverse Effect.

     (b) The machinery, equipment, vehicles and other personal property of the Sellers included in the Purchased Assets are in good condition and repair, taking into account the age of the equipment and reasonable wear and tear, and are usable in the Ordinary Course except where the failure to be in such condition does not have a Material Adverse Effect.

     3.7 Real Property.

     (a) Section 3.7(a) of the Disclosure Schedule contains an accurate and complete list (including the address of) of all Owned Real Property and includes the name of the record title holder(s) thereof and a list of all Indebtedness or other obligations secured by an Encumbrance thereon. Each of the Sellers has good and marketable indefeasible title in fee simple to all Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances. All of the buildings, structures and appurtenances situated on the Owned Real Property are in good operating condition and in a state of good maintenance and repair (except for unknown latent defects and ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Sellers have adequate rights of ingress and egress for operation of the business of the Sellers in the Ordinary Course. There are no encroachments or overlaps onto any of the Owned Real Property. The buildings and improvements are located within the boundary lines of the land comprising the Owned Real Property and do not encroach on any easement which may burden the land comprising the Owned Real Property. None of such buildings, structures or appurtenances (or any equipment therein) on the Owned Real Property, nor the operation or maintenance thereof, violates any restrictive covenant or any material provision of any law, regulation or order (excluding Environmental Laws), or encroaches on any property owned by others. All improvements on the Owned Real Property comply in all material respects with applicable material laws relating to zoning and access, and such property is zoned for the purpose for which such real property is currently being utilized. No condemnation proceeding is pending or, to the Knowledge of MSC, threatened which would preclude or impair materially and adversely the use of any such Owned Real Property by the Sellers for the purposes for which it is currently used. All facilities on the Owned Real Property have received all material approvals of Governmental Entities having jurisdiction over such properties (including material licenses and permits) required in connection with the ownership or operation thereof (except with respect to Environmental Laws). There are no parties (other than the Sellers) in possession of the Owned Real Property and the Sellers have not granted any options to acquire all or part of such parcel to any third party. All facilities located on the Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities in the Ordinary Course, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are, to the Knowledge of MSC, adequate for operation of the Purchased Assets and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel. All public utilities necessary to the use in the Ordinary Course of the Owned Real Property are located in the public right-of-way or private recorded easements or rights of way abutting such real property. There are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; and there are no outstanding options or rights of first refusal to purchase such real property.

     (b) Section 3.7(b) of the Disclosure Schedule contains an accurate and complete list (including the address of the underlying real property) of all leases, subleases, licenses, concessions and other agreements granting either Seller the right to use or occupancy of any real property. Sellers have made available to the Buyer copies of the documents listed in Section 3.7(b) of the Disclosure Schedule.

     3.8  Material Contracts.

     (a)  Neither PPS nor PFM is bound by:

          (i) any agreement or indenture relating to Indebtedness or to placing an Encumbrance on any of the Purchased Assets;

          (ii) any material management service, consulting or any other similar type Contract;

          (iii) any Contract limiting the ability of such Seller to engage in any line of business or to compete with any Person;

          (iv) any material license or royalty agreements relating to the Purchased Assets;

          (v)    any Contract concerning non-competition;

          (vi) any lease or Contract under which such Seller is lessee of, or holds or operates, any property owned by any other Person which constitutes a part of the Purchased Assets;

          (vii) any lease or Contract under which such Seller is lessor of or permits any Person to hold or operate any Purchased Assets;

          (viii) any Contract relating to the distribution, marketing or sale of its products or the products of others;

          (ix) any warranty agreement with respect to its services rendered or its products sold or leased;

          (x) any Contract which by its termination has a Material Adverse Effect or which would prevent the purchase and sale of the Purchased Assets; or

          (xi) any Contract not entered into in the Ordinary Course which involves $50,000 or more and is not cancelable without penalty within 30 days.

     (b) Neither Seller is a party to (i) any Contract with any supplier that provides for aggregate annual payments to such supplier of more than $2,750,000 and (ii) any Contract with any customer that provides for aggregate annual payments from such customer of more than $2,600,000.

     (c) Each Contract set forth (or required to be set forth) on Sections 3.8(a) and (b) of the Disclosure Schedule is in full force and effect and there exists no (i) default or event of default by either Seller or, to the Knowledge of MSC, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) to the Knowledge of MSC, event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or both, would become a default or event of default by either Seller or any other party thereto, with respect to any material term or provision of any such Contract. Sellers have delivered or made available to the Buyer true and complete copies, including all amendments, of each Contract set forth on Sections 3.8(a) and (b) of the Disclosure Schedule.

     3.9 Litigation. There are no Actions by or before (or to the Knowledge of MSC any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the Knowledge of MSC, threatened, (a) against either Seller or any of their respective properties or rights or (b) against or affecting the Purchased Assets which, in either case, individually or in the aggregate, has a Material Adverse Effect.

     3.10 Taxes.

     (a) Tax Returns. Each Seller has timely filed or caused to be timely filed with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes ("Tax Returns") that are required to be filed with respect to the Purchased Assets on or prior to the Closing Date. Such Tax Returns have accurately reflected, and will accurately reflect, all material liability for Taxes with respect to the Purchased Assets for the periods covered thereby.

     (b) Payment of Taxes. All material Taxes and Tax liabilities due by or with respect to the Purchased Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period"), have been or will, prior to the Closing Date, be timely paid in full or (i) with respect to taxable years or periods (or portions thereof) ending on or prior to the Financial Statement Date, accrued and fully provided for in accordance with GAAP on the Financial Statements and
(ii) with respect to tax periods (or portions thereof) beginning after the Financial Statement Date, accrued on the books and records of the Sellers as of the Closing Date in accordance with GAAP and to the extent not paid when due (A) with respect to Taxes due on or prior to the date hereof, disclosed in writing to the Buyer prior to the date hereof and (B) with respect to Taxes due after the date hereof, but on or prior to the Closing Date, disclosed in writing to the Buyer prior to the Closing Date.

     (c)  Other Tax Matters.

          (i) (A) Neither Seller has been the subject of an audit or other examination of Taxes related to the Purchased Assets by the tax authorities of any nation, state or locality; (B) no such audit is pending or, to the Knowledge of MSC, contemplated; and (C) neither Seller has received any notices from any taxing authority relating to any issue that could reasonably be expected to affect the Tax liability of either Seller related to the Purchased Assets.

          (ii) None of MSC, PPS and PFM, as of the Closing Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of either Seller related to the Purchased Assets, (B) is presently contesting the Tax liability of either

Seller related to the Purchased Assets before any court, tribunal or agency, (C) has granted a power-of-attorney relating to Tax matters related to the Purchased Assets to any Person or (D) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of either Seller related to the Purchased Assets.

          (iii) All Taxes related to the Purchased Assets that each Seller is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (iv) No claim has ever been made by any taxing authority in a jurisdiction where the Sellers do not file Tax Returns that either Seller is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets.

          (v) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Sellers or any predecessor or Affiliate thereof and any other party (including MSC and any predecessors or Affiliates thereof) under which the Buyer or any Affiliate of the Buyer could be liable for any Taxes or other claims of any Person.

          (vi) Each Seller has delivered or made available to the Buyer copies of each of the Tax Returns for income Taxes filed on behalf of such Seller since 1997.

          (vii) None of MSC, PPS and PFM is a "foreign person" within the meaning of Section 1445 of the Code.

          (viii) There are no liens or security interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

          (ix) Immediately prior to, and immediately subsequent to, the consummation of the sale of the Purchased Assets pursuant to the provisions of this Agreement, each Seller will have the financial wherewithal to discharge its debts and obligations as they become due.

     3.11 Insurance. Set forth on the Disclosure Schedule is an accurate and complete list of each insurance policy that covers each Seller or its respective businesses, properties, assets or employees (including self-insurance, and including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements). Such policies are in full force and effect, all premiums thereon have been paid, and each of the Sellers is otherwise in compliance in all material respects with the terms and provisions of such policies. Neither Seller has received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened in writing, and, to the Knowledge of MSC, there exists no event, occurrence, condition or act (including the purchase and sale of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or both, would entitle any insurer to terminate or cancel any such policies.

     3.12 Intellectual Properties.

          (a) Section 3.12(a) of the Disclosure Schedule is an accurate and complete list of all of the material Purchased IP Assets. For purpose of this Section 3.12, the phrase "material Purchased IP Assets" shall mean any of the following that are included in the Purchased IP Assets: (i) registered trademarks and registered service marks; (ii) Internet domain names; and (iii) any software programs or applications used in the day to day operations of either Seller's business which cannot be purchased over the retail counter (in the numbers used by the Sellers in the conduct of their businesses prior to the Closing) for an aggregate cost (for all such programs and applications) of less than $15,000.

          (b) Except (i) as set forth in Section 3.12(b) of the Disclosure Schedule and (ii) for software used in the day to day operations of the Sellers' businesses which can be purchased over the retail counter, in the numbers used by the Sellers in the conduct of their businesses prior to Closing, for an aggregate cost of less than $15,000, neither Seller is a party to any license or agreement, whether as licensor, licensee or otherwise, with respect to any Intellectual Property. No notice of a material default has been sent or received by such Seller under any license for Purchased IP Assets which remains uncured. Each such agreement is a legal, valid and binding obligation of the Sellers and, to the Knowledge of MSC, each of the other parties thereto, enforceable by the Sellers in accordance with the terms thereof.

          (c) The Sellers own exclusively all Purchased IP Assets except process and manufacturing technology and know-how and third-party software under license; all such title and licenses are free and clear of any Encumbrances and without obligation to pay any further royalty or other fees with respect thereto (during the then-current term of each license in effect as of the Closing Date in the case of licensed Purchased IP Assets) in excess of $15,000 per year, for all licenses in aggregate.

          (d) The registered trademarks and/or registered service marks included in the Purchased IP Assets have been duly maintained in the United States, and not expressly abandoned. To the Knowledge of MSC, no such mark has been abandoned or prejudiced in any material manner by failure to use it, pay any fee or take any action. There are no contested proceedings, either pending or, to the Knowledge of MSC, threatened, in the United States Patent and Trademark Office relating to any pending application with respect to any trademark or service mark in the Purchased IP Assets. There are no actions or payments that must be taken or made within the 180 days following the Closing Date which, if not taken or made will adversely affect such applications or registrations.

          (e) Neither Seller has received any written notice or claim from any third party challenging the right of such Seller to use any of the Purchased IP Assets. To the Knowledge of Sellers, the Sellers are not using any patents, formulas, techniques or technology (in each case excluding (i) software and (ii) process and manufacturing technology and know-how ancillary to the production lines) which belong to third parties (under license or otherwise) in the conduct of their businesses.

          (f) Within the three years prior to the Closing Date, neither Seller has asserted or threatened any claim against a third party, alleging infringement of any Purchased IP Assets; there is no such claim continuing from an earlier time; and, to the Knowledge of MSC, there is currently no infringement by any third party of any Purchased IP Assets.

          (g) There are no pending or, to the Knowledge of MSC, threatened claims by any third party asserting that use of any Purchased IP Assets is a violation, infringement, misuse or misappropriation by either Seller of any Intellectual Property owned by any third party, or of the invalidity of any Purchased IP Asset.

          (h) Each Seller has taken reasonable steps to protect and preserve the confidentiality of all trade secrets, if any, material to the businesses of both of the Sellers including customer lists.

          (i) Except for this Agreement and any other agreements expressly contemplated by this Agreement, neither Seller has entered into any enforceable agreements with MSC or any Affiliate thereof concerning any portion of the Purchased IP Assets.

          (j) Each Seller has conveyed, assigned or lawfully provided copies to, Buyer of all material documentation in its possession, if any, relating to the use, maintenance and operation of the Purchased IP Assets. To the extent that at least one copy of documentation relating to the use or maintenance of software included in Purchased IP Assets (to which a Seller, as licensee or otherwise, had possession or a right of possession) has not been conveyed, assigned or provided to the Buyer pursuant to the above, the Sellers and MSC shall have a continuing duty to promptly and lawfully obtain and deliver at least one copy of each such documentation to the Buyer, at MSC's and Sellers' expense, in response to Buyer's written request, but only if such request is made prior to the first (1st) anniversary of the Closing Date. If, by notice dated within ten days following any such request by the Buyer, the Sellers or MSC elect not to pursue such documentation for the Buyer, the Sellers or MSC, as applicable, shall be relieved of the duty to pursue such documentation and the Buyer may seek to obtain such documentation on its own behalf and shall be reimbursed and indemnified for the related out-of-pocket costs and expenses, subject to the limitation in subsection (l) below.

          (k) The Sellers have entered into a license for each item of third party Purchased IP Assets, and the Sellers have used their best efforts to deliver to the Buyer, on or before the Closing Date, such originals or certified (as complete and accurate) copies of all license or similar agreements pursuant to which Sellers enjoy rights of use of each item of Purchased IP Assets. The Parties acknowledge that the Sellers are unable to provide documentation of licenses for all of the Purchased IP Assets, particularly software licenses and, notwithstanding anything to the contrary herein (in Article IX or otherwise), the Sellers and MSC agree to jointly and severally indemnify and hold the Buyer and each of its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents and any successors thereto harmless, on an after-tax basis, from any and all Losses (as defined in Section 9.2 below) incurred or paid as a result of or arising out of any Action initiated by any third party relating to the failure of the Sellers to document any such licenses and rights provided the underlying claim against any indemnitee is brought to the notice of the Sellers prior to the second (2nd) anniversary of the Closing Date, subject to the limitation in subsection (l) below.

          (l) Notwithstanding MSC's and the Sellers' indemnity and reimbursement obligations in subsections (j) and (k) above, (i) the Buyer shall be responsible for the first $25,000 of aggregated costs and expenses otherwise subject to indemnity or reimbursement by the Sellers and MSC and incurred by the Buyer to obtain software documentation (as contemplated in (j)) and/or as a result of or arising out of Actions covered by subsection
     (k) of this Section 3.12 and (ii) the Sellers' and MSC's total aggregate liability in respect of subsections (j) and (k) of this Section 3.12 shall be limited to $250,000.

     3.13 Compliance with Laws. Except with respect to Environmental Laws, each Seller and its Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of Governments, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply, except where such failure or alleged failure to comply does not have a Material Adverse Effect.

     3.14 Governmental Licenses. Except with respect to Environmental Laws, each Seller has all Governmental licenses, permits, franchises, approvals, permits and other authorizations of, and has made all registrations and or filings with, all Governmental Entities (the "Licenses"), necessary to own, lease and operate its respective properties and to enable it to carry on its respective business in the Ordinary Course, except such Licenses the failure of which to receive does not have a Material Adverse Effect. All such material Licenses held by the Sellers are in full force and effect. Any applications for the renewal of any such material Licenses which are due prior to the Closing Date will be timely made or filed by the Sellers prior to the Closing Date. Neither Seller has received notice of any proceeding for suspension or revocation of, or similar proceedings with respect to, any such material Licenses.

     3.15 Labor Matters.

     (a) No unfair labor practice charge or complaint against either Seller is pending before the National Labor Relations Board and, to the Knowledge of MSC, no unfair labor practice charge or complaint is threatened against either Seller before the National Labor Relations Board that has a Material Adverse Effect.

     (b) There is no labor strike, slowdown or stoppage, and no material labor and/or employment dispute actually pending or, to the Knowledge of MSC, threatened against or directly affecting either Seller.

     (c) No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C.(S).151 et. seq.) existing or, to the Knowledge of MSC, threatened with respect to the operations of either Seller.

     (d) No grievance or arbitration proceeding arising out of or under a CBA is pending and no claim thereunder has been filed or, to the Knowledge of MSC, is threatened with respect to either Seller's operations that would have a Material Adverse Effect.

     (e) Neither Seller is subject to or bound by any CBA covering any Person employed by the Sellers and no CBA is currently being negotiated by either Seller.

     (f) There are no occupational health and safety claims pending, or to the Knowledge of MSC threatened, against either Seller that have a Material Adverse Effect.

     (g) Except with respect to the transactions contemplated by this Agreement, since the enactment of WARN, neither Seller has effected either (i) a "plant closing" (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Sellers or (ii) a "mass layoff" (as defined in WARN) affecting any site of employment or facility of the Sellers during the ninety (90) day period ending on the date hereof. Except with respect to the transactions contemplated by this Agreement, neither Seller has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar law during the ninety (90) day period ending on the date hereof. Each Seller has complied in all material respects with WARN and all actions taken or not taken by the Sellers with respect to the transactions contemplated by this Agreement have been, and will be in material compliance with WARN.

     (h) Each Seller is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder, and all other applicable immigration laws and regulations.

     3.16 Employee Benefit Plans. Set forth on Section 3.16 of the Disclosure
Schedule is a true and complete list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or material fringe benefit plan maintained or contributed to or required to be contributed to by MSC, any Seller, or any of their respective Affiliates, with respect to any present or former employee of any Seller and/or its business ("Employee Benefit Plans"). Neither Seller nor any of Sellers' Affiliates (nor any employer (whether or not incorporated) that would be treated together with either Seller or any such Affiliate as a single employer within the meaning of Section 414 of the Code), has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, that is a "multiemployer plan," within the meaning of Section 3(37) of ERISA that would result in liability to the Buyer. Each Employee Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is intended to be qualified under Section 401(a) of the Code. Neither Seller has incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of any Seller under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA. Each Seller has complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the

Code ("COBRA"), and will comply with all COBRA obligations arising in connection with the transactions contemplated hereby. Full payment has been made of all amounts which any Seller is required under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. No litigation or administrative or other proceeding, audit, examination or investigation is pending or asserted, or, to the Knowledge of MSC, threatened, anticipated or expected to be asserted with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course). No Seller has any obligation under any Employee Benefit Plan or otherwise to provide post-employment or retiree welfare benefits to any former employee or any other person, except as specifically required by COBRA.

     3.17 Interests in Clients, Suppliers, Etc. None of MSC or its Subsidiaries or, to the Knowledge of MSC, their respective Affiliates (excluding for this purpose the Sellers) owns any material asset, tangible or intangible, which is used in the business of, or provides any material service to, the Sellers.

     3.18 No Changes Since Financial Statement Date. Except as expressly permitted or contemplated by this Agreement, since the Financial Statement Date, there has not been any Material Adverse Effect. Without limiting the foregoing, except as expressly permitted or contemplated by this Agreement, since the Financial Statement Date, neither Seller has (a) permitted any of its assets to be subjected to any Encumbrance other than Permitted Encumbrances, (b) sold, transferred or otherwise disposed of any assets except in the Ordinary Course,
(c) made any capital expenditure or commitment therefor, except in the Ordinary Course, (d) written off as uncollectible any notes or accounts receivable of any customer listed in the Pre-Closing A/R Schedule under the caption "Customers", except write-offs in the Ordinary Course charged to applicable reserves, none of which individually or in the aggregate is material to either Seller, (e) canceled or waived any claims or rights of material value (other than Purchased Accounts Receivable listed on the Pre-Closing A/R Schedule), (f) made any change in any method of accounting or auditing practice or (g) agreed, whether or not in writing, to do any of the foregoing.

     3.19 Disclosure. The representations and warranties contained in this
Article III do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary in order to make the representations and warranties (including the information set forth in the Disclosure Schedule) contained in this Article III not misleading.

     3.20 Broker's or Finder's Fees. Other than amounts payable to Credit Suisse First Boston Corporation and TC Graham (for which MSC will be solely liable), the Sellers do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.21 Environmental Matters.

     (a) To the Knowledge of MSC, the Sellers have complied with and are currently in compliance in all material respects with all Environmental Laws, and no Seller has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental Laws which relate to either Seller, its business, the Owned Real Property or the Leased Real Property.

     (b) Without limiting the generality of the foregoing, to the Knowledge of MSC each Seller has obtained and complied with, and is currently in compliance with, all material permits, licenses and other authorizations that have been required pursuant to any Environmental Laws for the occupancy or use of the Owned Real Property or the Leased Real Property or the operation of its business. A list of all such permits, licenses and other authorizations which are material to each such Seller is set forth in Section 3.21 of the Disclosure Schedule.

     (c) Neither this Agreement nor the consummation of the transactions contemplated hereby will impose any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Laws (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations), except for any such obligations which arise as a result of facts or circumstances peculiar to the Buyer's future use of the Owned Real Property or Leased Real Property.

     (d) To the Knowledge of MSC, none of the following exists at any Owned Real Property or Leased Real Property: (i) underground storage tanks or surface impoundments, (ii) asbestos in damaged and friable condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or other disposal areas.

     (e) To the Knowledge of MSC, no Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including without limitation, any hazardous substance), or owned, occupied or operated any facility or property (and no such facility or property, including without limitation the Owned Real Property and the Leased Real Property, is contaminated with such substances), so as to give rise to material or potentially material liabilities or investigatory, corrective or remedial obligations of such Seller or its business under Environmental Laws, including, without limitation, liability for response costs, natural resource damages or attorneys' fees pursuant to CERCLA.

     (f) No Environmental Lien has attached to any Owned Real Property or Leased Real Property.

     (g) To the Knowledge of MSC, MSC and the Sellers have disclosed to the Buyer all material facts, and have provided copies of all material documents in their possession, with respect to environmental liabilities or obligations relating to the past or present properties, facilities, and operations of the Sellers.

     (h) To the extent that there is a breach of a representation or warranty contained in this Section 3.21 (with the exception of Section 3.21(g)) relating to contamination at or beneath, or migrating onto or from the Owned Real Property, the indemnification for any resulting Loss shall be governed exclusively by Article X.

     3.22 Accounts Receivable. All accounts receivable included in the Purchased Assets are valid and reflected on the books and records of the Sellers in accordance with GAAP and, to the Knowledge of MSC, subject to the Sellers' accrued claims reserve, are subject to no setoffs or counterclaims.

     3.23 Accounts Payable. All accounts payable of each Seller included in the Assumed Liabilities are reflected properly on the books and records of such Seller in accordance with GAAP. Neither Seller has delayed or postponed the payment of any accounts payable included in the Assumed Liabilities outside of the Ordinary Course.

     3.24 Product Warranty. To the Knowledge of MSC, each product shipped or delivered by each Seller on or before the Closing but not yet installed has been in conformity with all applicable contractual commitments and all express and implied warranties, and no Seller has any liability for replacement or repair thereof or other damages in connection therewith, subject only to the Sellers' accrued claims reserve. No product manufactured, sold, leased or delivered by either Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

     3.25 Product Liability. To the Knowledge of MSC, neither Seller has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product delivered by either Seller and installed at or before the Closing.

     3.26 Inventory. The Inventory of the Sellers consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, merchandise and purchased parts, each of which is merchantable and fit for use in the Sellers' businesses as currently being conducted.

     3.27 Consent Decree. Each Seller has complied in all material respects with the Consent Decree and each of its obligations thereunder.

                                  ARTICLE IV.
                          REPRESENTATIONS OF THE BUYER

     The Buyer represents and warrants in favor of the Stockholders, as of the date of this Agreement and as of the Closing Date, as follows:

     4.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California.

     4.2 Binding Effect; Authorization; Capacity. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Government or Governmental Entity in order to consummate the transactions contemplated by this Agreement, except as required pursuant to the HSR Act and except for immaterial items.

     4.3 No Conflict. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby has not and will not violate or conflict with, constitute (with or without due notice or lapse of time or both) a default under or breach of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, (a) any material Contract to which the Buyer is a party or by which the Buyer is bound or to which its properties or assets are subject, (b) any law or Governmental order applicable to the Buyer or any of its properties or assets, the failure to comply with would not have a material adverse effect on the Buyer or (c) the articles of incorporation or bylaws of the Buyer.

     4.4 Litigation and Arbitration. There is no Action by or before (or to the knowledge of the Buyer any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of the Buyer, threatened, against or affecting the Buyer which could materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to purchase the Purchased Assets hereunder.

     4.5 Brokers Fees. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to this Agreement or the transactions contemplated hereby.

     4.6 Financing. At the Closing, the Buyer will have sufficient funds available (through existing credit arrangements or otherwise) to enable it to purchase the Purchased Assets and from and after the Closing, the Buyer will have the financial wherewithal to discharge the Assumed Liabilities in Section 5.3(a), (b) and (c) as they become due.

                                   ARTICLE V.
                                PURCHASE AND SALE

     5.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, each Seller shall, and MSC agrees to cause each Seller to, sell, assign, convey and transfer to the Buyer, and the Buyer agrees to purchase from the Sellers, at the Closing, all of such Seller's right, title and interest in and to the assets used in, or constituting a part of, Sellers' businesses, wherever located, free and clear of any Encumbrances and Indebtedness (other than Permitted Encumbrances and the Assumed Liabilities), including the following assets, but excluding the Excluded Assets (collectively, the "Purchased Assets"):

          (a) all assets set forth in Schedule 5.1(a), including the Purchased IP Assets listed in Section 3.12(a) of the Disclosure Schedule;

          (b) except for those Contracts listed on Schedule 5.1(b) (the "Excluded Contracts"), all of each Seller's rights and interests arising under or in connection with any Contracts to which such Seller is a party and which relates to such Seller's business and all other agreements relating to such Seller's business, including all supply contracts related to raw materials, energy and other deliverables necessary for the operation of businesses of Sellers listed in Schedule 5.1(a) or entered into after April 29, 2002 if approved in writing by the Buyer (the "Assumed Contracts");

          (c) except for those book and records set forth in Schedule 5.1(c), which the Sellers and/or MSC shall retain and make available to the Buyer and its representatives for inspection and copying upon reasonable notice during regular business hours for the periods set forth in Schedule 5.1(c) following the Closing Date, all sales data, customer lists, all other information relating to customers, suppliers' names and contact information, mailing lists, books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to each Seller's business (except for such advertising matter and stationary using the term "Pre Finish Metals");

          (d) all intangible assets, including all Purchased IP Assets (including the names "Colorstrip, Inc." and "Pinole Point Steel" but excluding "MSC" and "Pre Finish Metals");

          (e) all tangible personal property of each Seller, including machinery and equipment, tools, Steel Inventory (to the extent not purchased by a third party inventory purchaser nominated by the Buyer pursuant to Section 5.5(f)), Inventory (other than Non-Steel Inventory), manufactured and purchased parts, goods in process and finished goods, furniture, fixtures, motor vehicles, computers, data and telephone equipment, and books and records;

          (f) all Licenses and other permits, consents and certificates of any regulatory, administrative or other Governmental Entity issued to or held by each Seller that are transferable and related to such Seller's business;

          (g) all rights to indemnification for all environmental conditions under the 1997 Acquisition Agreement; provided that the Sellers and MSC shall be subrogated to the rights of the Buyer under such indemnification to the extent the Sellers and MSC make payments to the Buyer under Section 10.2;

          (h) all Purchased Accounts Receivable not purchased by a third party accounts receivable purchaser nominated by the Buyer pursuant to Section 5.5(f); provided, however, the aggregate value of the Purchased Accounts Receivable transferred hereunder shall not exceed $10,620,695 (it being understood that Purchased Accounts Receivable in excess of such amount shall be reduced by excluding the smallest accounts first until the aggregate amount of Purchased Accounts Receivable is equal to or less than $10,620,695);

          (i) all claims, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set off, insurance proceeds and rights of recoupment (excluding any such item relating to the payment of Taxes) relating to each Seller's business, except in respect of Excluded Assets and Excluded Liabilities;

          (j) all Owned Real Property; and

          (k) all prepaid property taxes in respect of the Owned Real Property.

     5.2 Excluded Assets. Subject to the terms and conditions of this Agreement, the following assets are expressly excluded from the Purchased Assets (collectively, the "Excluded Assets"):

          (a)  all assets listed on Schedule 5.2;

          (b) all prepaid assets other than prepaid property taxes in respect of the Owned Real Property;

          (c)  all cash and cash equivalents;

          (d) subject to Section 6.10, all Excluded Accounts Receivable and Collected Accounts Receivable;

          (e) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation;

          (f) all right, title and interest in and to the mark "Pre Finish Metals";

          (g)  any tax refund in respect of any Pre-Closing Period;

          (h) any settlement received from Marwais Steel Company, its Affiliates and their respective successors arising from, or relating to, damage done to the Sellers' natural gas line on July 2, 2001, including consequential damages resulting from the stoppage of production on the steel galvanizing and paint lines;

          (i)  all accounts receivable from MSC and its Affiliates;

          (j)  all Leased Real Property;

          (k) all Purchased Accounts Receivable in excess of $10,620,695 (it being understood that such accounts receivable shall not be treated as Aged Accounts Receivable);

          (l)  all Excluded Contracts;

          (m)  all securities held beneficially or of record by either Seller;
     and

          (n)  all of the rights of MSC and the Sellers under this Agreement.

     5.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, in addition to the payment to the Sellers of the Total Amount Due Sellers At Closing and the Adjustment Amount, and as additional consideration for the Purchased Assets, the Buyer agrees that from and after the Closing, the Buyer shall assume and become responsible for only the following specific liabilities of Sellers, but excluding the Excluded Liabilities (collectively, the "Assumed Liabilities"):

          (a)  all liabilities and obligations under the Assumed Contracts;

          (b) all of the Accounts Payable comprising the following line items on the Sellers' balance sheet: accounts payable system (215-2000), accounts payable manual (215-2010), accounts payable accrued steel (215-2100) and accounts payable unvouchered liabilities (215-2120);

          (c) all liabilities for (a) claims by the Sellers' customers for non-conforming product delivered or shipped before the Closing but not installed by the Closing Date, for shipping and billing discrepancies of conforming product delivered or shipped before the Closing but not installed by the Closing Date and for other customer claims historically charged by the Sellers against their accrued claims reserves in the ordinary course and (b) claims by the Buyer's customers for non-conforming product produced by the Sellers prior to the Closing and shipped by the Buyer on or after the Closing Date so long as such claims are limited to physical defects resulting from the production or finishing of the product by the Sellers or any one of them;

          (d) all liabilities or obligations of Sellers, if any, with respect to product warranty and product liability claims arising after the Closing Date;

          (e) Transfer Taxes arising as a result of the transactions contemplated by this Agreement as set forth in Section 11.4;

          (f) all obligations related to the ownership or operation of the Purchased Assets on and after the Closing Date, other than costs and liabilities related to any work force reduction that occurs on or prior to the Closing Date; and

          (g) all liabilities or obligations of Sellers, if any, arising directly under the Consent Decree for conduct occurring after the Closing Date, but only to the extent that the Buyer itself would be liable with respect to such matters under applicable law.

     5.4 Excluded Liabilities. Subject to the terms and conditions of this Agreement, except for Assumed Liabilities, the Buyer shall not and does not assume any liabilities, obligations or commitments of MSC or Sellers or their businesses, whether accrued, absolute or contingent, whether known or unknown, whether disclosed on the Schedules to this Agreement, whether due or to become due and whether related to the Purchased Assets, Sellers' businesses or otherwise and regardless of when or by whom asserted, including the following (collectively, the "Excluded Liabilities"), which shall be retained and timely discharged by Sellers and MSC:

          (a) all liabilities and obligations of each Seller and MSC under this Agreement and the Related Documents to which it is a party;

          (b) all liabilities and obligations of Sellers and MSC for expenses or fees incident to or arising out of their negotiation, preparation, approval or authorization of this Agreement and the Related Documents or their consummation of the transactions contemplated hereby or thereby (including all of their attorneys' and accountants' fees and fees of investment banks or brokers);

          (c) all liabilities or obligations of Sellers, if any, with respect to product warranty (other than those included in Section 5.3(c) above) and product liability claims arising on or prior to the Closing Date;

          (d) all liabilities or obligations of Sellers, if any, arising directly under the Consent Decree for conduct occurring on or prior to the Closing Date;

          (e) all liabilities or obligations solely in respect of any of the Excluded Assets (including under any Contracts, commitments or understandings related thereto);

          (f) (i) any and all liabilities or obligations of each Seller in respect of vacation pay, sick pay, salary, bonuses, retention, severance or other compensation or benefits or payments in respect of such Seller's current, former or future employees, and all liabilities or obligations of any kind (including arising under any common law, statute, regulation or contract, including WARN) associated with the termination of Seller's employees prior to, on or after the Closing Date and (ii) any and all liabilities and obligations each Seller (or each Seller's predecessors) may have in respect of any current, future or former employee of, or applicant for employment with, any Seller or any predecessors of Sellers (with respect to all or any part of the Purchased Assets and Assumed Liabilities or otherwise) prior to, on or after the Closing Date with respect to discrimination or harassment claims;

          (g) all liabilities or obligations relating to or arising under the Employee Benefit Plans;

          (h) any withdrawal liability (including contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA);

          (i) all liabilities or obligations of each Seller to indemnify its directors and officers;

          (j) all liabilities or obligations of each Seller resulting from any claim, action, suit or proceeding brought by any person or entity claiming to have a right to purchase such Seller or the business, properties or assets of such Seller (whether by merger, sale of assets, sale of shares, recapitalization or otherwise);

          (k) all liabilities and obligations for Taxes (other than Transfer Taxes) of each Seller and any other person that forms part of a consolidated group for tax reporting purposes or with whom either Seller has entered into a tax allocation, sharing or indemnification agreement;

          (l) all liabilities and obligations in respect of accounts payable to MSC or its Affiliates;

          (m) all liabilities and obligations in respect of Accounts Payable other than Accounts Payable described in Section 5.3(b);

          (n) all liabilities or obligations of Seller arising from Sellers' activities on and after the Closing Date; and

          (o) all liabilities or obligations in respect of the litigation disclosed on Section 3.9(ii), (iii) and (iv) of the Disclosure Schedule.

     5.5  Total Amount Due Sellers At Closing.

     (a) No later than May 28, 2002, MSC shall deliver to the Buyer a schedule in the form of Schedule 5.5(a) listing the account parties and amounts in respect of the Purchased Accounts Receivable completed as of 12:00 midnight, Pacific Standard time, on May 23, 2002, which schedule shall be certified by MSC's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Pre-Closing A/R Schedule").

     (b) No later than May 28, 2002, MSC shall deliver to the Buyer a schedule in the form of Schedule 5.5(b) with information completed as of 12:00 midnight, Pacific Standard time, on May 23, 2002, which schedule shall be certified by MSC's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Pre-Closing Inventory Schedule").

     (c) No later May 28, 2002, MSC shall deliver to the Buyer a schedule in the form of Schedule 5.5(c) with information completed as of 12:00 midnight, Pacific Standard time, on May 23, 2002, which schedule shall be certified by MSC's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Pre-Closing A/P Schedule").

     (d) No later May 28, 2002, MSC shall deliver to the Buyer a schedule in the form of Schedule 5.5(d) with information completed as of 12:00 midnight, Pacific Standard time, on May 23, 2002, which schedule shall be certified by MSC's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Pre-Closing Prepaid Assets Schedule").

     (e) No later than May 28, 2002, MSC shall deliver to the Buyer a schedule in the form of Schedule 5.5(e) with information completed from the Pre-Closing A/R Schedule, the Pre-Closing Inventory Schedule, the Pre-Closing A/P Schedule and the Pre-Closing Prepaid Assets Schedule, which schedule shall be certified by MSC's chief financial officer as being his good faith estimate of the amounts required to be set forth therein, including the Total Amount Due Sellers At Closing (the "Preliminary Closing Date Statement").

     (f) In consideration for the purchase by the Buyer of the Purchased Assets, the Buyer shall, in addition to assuming the Assumed Liabilities, pay on the Closing Date by wire transfer of immediately available funds to the Sellers' Account or to the order of the Sellers an aggregate amount equal to the Total Amount Due Sellers At Closing as set forth in the Preliminary Closing Date Statement. Notwithstanding the preceding sentence, the Buyer shall have the right to cause a third party (i) inventory purchaser (the "Inventory Purchaser") to acquire the Steel Inventory at Closing for payment in immediately available funds to the Sellers' Account or to the order of the

Sellers an amount equal to the product of 0.70 and the Pre-Closing Steel Inventory Balance, and/or (ii) accounts receivable purchaser to acquire the Purchased Accounts Receivable at Closing for payment in immediately available funds to the Sellers' Account or to the order of the Sellers an amount equal to the product of 0.97 and the Pre-Closing A/R Balance.

     (g) On the Closing Date, the Buyer or its representatives together with the Sellers or their representative shall conduct a walk-through of the Sellers' facilities to confirm the presence or note the absence of the assets listed on
Schedule 5.1(a) or any portion thereof. To the extent that the walk-through reveals that certain fixed assets listed on Schedule 5.1(a) or any portion thereof are absent from the Sellers' facilities, the Buyer and MSC (on behalf of itself and Sellers) shall mutually agree upon the aggregate value of such absent fixed assets based upon the book value of such absent fixed assets (the "Fixed Asset Deficiency"). Following completion of the walk-through and determination of the Fixed Asset Deficiency, if any, the Buyer as soon as practicable thereafter (but in any event, not later than 11:59 p.m. on June 4, 2002) shall deliver to the Sellers a certificate specifying that, except to the extent of any Fixed Asset Deficiency, all of the fixed assets listed on Schedule 5.1(a) are present and accounted for as of the Closing Date.

     5.6 Final Closing Statement; Adjustment Amount.

     (a) As soon as practicable, but in no event later than June 12, 2002, the Buyer shall deliver to MSC a schedule in the form of Schedule 5.6(a) listing the account parties and amounts in respect of the Purchased Accounts Receivable completed as of 12:00 midnight, Pacific Standard time, on the day immediately preceding the Closing Date, which schedule shall be certified by the Buyer's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Closing A/R Schedule"). Subject to Section 6.12, MSC shall have the right to have one or more of its employees and/or agents present during the review undertaken by the Buyer in order to prepare the Closing A/R Schedule.

     (b) As soon as practicable, but in no event later than June 12, 2002, the Buyer shall deliver to MSC a schedule in the form of Schedule 5.6(b) with information completed as of 12:00 midnight, Pacific Standard time, on the day immediately preceding the Closing Date, which schedule shall be certified by the Buyer's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Closing Inventory Schedule"). Subject to
Section 6.12, MSC shall have the right to have one or more of its employees and/or agents present during the review undertaken by the Buyer in order to prepare the Closing Inventory Schedule.

     (c) As soon as practicable, but in no event later than June 12, 2002, the Buyer shall deliver to MSC a schedule in the form of Schedule 5.6(c) with information completed as of 12:00 midnight, Pacific Standard time, on the day immediately preceding the Closing Date, which schedule shall be certified by the Buyer's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Closing A/P Schedule"). Subject to
Section 6.12, MSC shall have the right to have one or more of its employees and/or agents present during the review undertaken by the Buyer in order to prepared the Closing A/P Schedule.

     (d) As soon as practicable, but in no event later than June 12, 2002, the Buyer shall deliver to MSC a schedule in the form of Schedule 5.6(d) with information completed as of 12:00 midnight, Pacific Standard time, on the day immediately preceding the Closing Date, which (i) information shall be calculated in accordance with the methodology used by the Sellers in the preparation of the consolidated balance sheet of the Sellers at February 28, 2002 and included in the Financial Statements and (ii) schedule shall be certified by the Buyer's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Closing Accrued Claims Reserve Schedule"). Subject to Section 6.12, MSC shall have the right to have one or more of its employees and/or agents present during the review undertaken by the Buyer in order to prepare the Closing Accrued Claims Reserve Schedule.

     (e) As soon as practicable, but in no event later than June 12, 2002, the Buyer shall deliver to MSC a schedule in the form of Schedule 5.6(e) with information completed as of 12:00 midnight, Pacific Standard time, on the day immediately preceding the Closing Date, which schedule shall be certified by the Buyer's chief financial officer as being his good faith estimate of the amounts required to be set forth therein (the "Closing Prepaid Assets Schedule").

     (f) After receipt of the Closing A/R Schedule, the Closing Inventory Schedule, the Closing A/P Schedule, the Closing Accrued Claims Reserve Schedule and the Closing Prepaid Assets Schedule (individually, a "Closing Schedule", and, collectively, the "Closing Schedules"), the Buyer shall prepare and deliver to MSC as soon as practicable, but in no event later than June 12, 2002, a final closing statement in the form of Schedule 5.6(f) completed to include the Closing A/R Balance, the Closing Steel Inventory Balance, the Closing Non-Steel Inventory Balance, the "A/P Balance Due to MSC (Steelscape)" determined in accordance with the Closing A/P Schedule, the Closing Accrued Claims Reserve Balance, the Claims Handling Fee, the Closing Prepaid Assets Balance, in each case as set forth in the applicable Closing Schedule (individually, a "Closing Balance", and, collectively, the "Closing Balances"), the "Total Amount Due Seller at Closing from Steelscape" in the Preliminary Closing Date Statement, the "Accounts Receivable Sold to Third Party A/R Purchaser" in the Preliminary Closing Date Statement, the "Post-Closing Steel Inventory Adjustment Due Seller (Buyer) - Third Party Inventory Purchaser" from the Closing Inventory Schedule, the "Inventory Invoiced to Third Party Inventory Purchaser" in the Preliminary Closing Date Statement, the Fixed Asset Deficiency and the Adjustment Amount (such schedule as so completed, the "Final Closing Statement"). After receipt of the Final Closing Statement and the Closing Schedules, MSC shall have fifteen
(15) days (such fifteenth day being the "Last Review Day (Closing Balances)") to review the Final Closing Statement and the Closing Schedules and supporting documentation to determine whether or not it reasonably agrees with the Buyer's calculation of the Closing Balances and the Adjustment Amount. Unless MSC delivers a written notice to the Buyer on or before the Last Review Day (Closing Balances) stating that it reasonably objects to the determination of one or more Closing Balances (the "Disputed Balances") and the basis for such objection, MSC and the Sellers will be deemed to have accepted and agreed to the Buyer's calculation of each of the other Closing Balances and the Adjustment Amount.

     (g) In the event of a Disputed Balance, the Buyer and MSC shall, within five (5) days (or such longer period of time as may be agreed upon by the Buyer and MSC, the "Resolution Period (Closing Balances)") following the Last Review Day (Closing Balances) attempt to resolve their differences and any such resolution of a Disputed Balance shall be final and binding on the Parties. In the event the Parties resolve all Disputed Balances, the Final Closing Statement shall be revised to reflect the resolution of the Disputed Balances and the Adjustment Amount shall be recalculated. All Disputed Balances remaining unresolved at the conclusion of the Resolution Period (Closing Balances) shall be submitted to a mutually agreeable, nationally recognized accounting firm (after excluding the accounting firms which audit the financial statements of the Buyer, IMSA, MSC and Sellers) (the "Auditor"), within five (5) days after the expiration of the Resolution Period (Closing Balances). The Parties agree to execute, if requested by the Auditor, a reasonable engagement letter. All fees and expenses relating to the services of the Auditor shall be borne pro rata by MSC and the Buyer in proportion to the allocation of the remaining Disputed Balances on an aggregate basis by the Auditor such that the prevailing Party pays a lesser portion of the Auditor's fees and expenses. The Auditor's determination of the remaining Disputed Balances shall be made within fifteen (15) days after the submission of the dispute to the Auditor and shall set forth its determination of the applicable Closing Balances in a written statement delivered to MSC and the Buyer. Absent manifest error, the determination of the Auditor shall be final and binding upon the Parties. Upon the Auditor's determination of all Disputed Balances, the Final Closing Statement Balance shall be revised to reflect the resolution of the Disputed Balances and the Adjustment Amount shall be recalculated.

     (h) Upon a final determination of the Adjustment Amount (whether upon acceptance or deemed acceptance by MSC of the Buyer's Final Closing Statement, whether as a result of dispute resolution or whether based upon a determination by the Auditor), the Parties shall make the following payments in immediately available funds no later than the second Business Day following such final determination:

          (i) If the Adjustment Amount is a positive amount, the Buyer shall pay the Adjustment Amount to the Sellers at the Sellers' Account.

          (ii) If the Adjustment Amount is a negative amount, the Sellers shall pay the Adjustment Amount to the Buyer at the Buyer's Account.

     (i) As soon as practicable, but in no event later than December 13, 2002, the Buyer shall deliver to MSC a schedule with information completed as of 12:00 midnight, Pacific Standard time, on November 30, 2002, which (i) information shall be calculated in accordance with the methodology used by the Sellers in the preparation of the consolidated balance sheet of the Sellers at February 28, 2002 and included in the Financial Statements and (ii) schedule shall be certified by the Buyer's chief financial officer as being his good faith estimate of the Accrued Claims Amount (the "Post-Closing Accrued Claims Reserve Schedule"). Subject to Section 6.12, MSC shall have the right to have one or more of its employees and/or agents present during the review undertaken by the Buyer in order to prepare the Post-Closing Accrued Claims Reserve Schedule.

     (j) After receipt of the Post-Closing Accrued Claims Reserve Schedule, MSC shall have five (5) days (such fifth day being the "Last Review Day (ACR)") to review the Post-Closing Accrued Claims Reserve Schedule and supporting documentation to determine whether or not it reasonably agrees with the Buyer's calculation of the Accrued Claims Amount. Unless MSC delivers a written notice to the Buyer on or before the Last Review Day (ACR) stating that it reasonably objects to the determination of the Accrued Claims Amount and the basis for such objection, MSC will be deemed to have accepted and agreed to the Buyer's calculation of the Accrued Claims Amount. If the Accrued Claims Amount is accepted or deemed accepted, the Parties shall make the following payments in immediately available funds no later that the second Business Day following the Last Review Day (ACR):

          (i) If the Accrued Claims Amount is less than the product of 0.80 and the Closing Accrued Claims Reserve Balance, the Buyer shall pay to the Sellers at the Sellers' Account an amount equal to 50% of the difference obtained by subtracting the Accrued Claims Amount from the Closing Accrued Claims Reserve Balance.

          (ii) If the Accrued Claims Amount is greater than the product of 1.20 and the Closing Accrued Claims Reserve Balance, MSC shall pay to the Buyer at the Buyer's Account an amount equal to 50% of the difference obtained by subtracting the Closing Accrued Claims Reserve Balance from the Accrued Claims Amount.

          (iii) If the Accrued Claims Amount is equal to or greater than the product of 0.80 and the Closing Accrued Claims Reserve Balance but less than or equal to the product of 1.20 and the Closing Accrued Claims Reserve Balance, no payment shall be made by either Party.

     (k) In the event of a dispute as to the Accrued Claims Amount, the Buyer and MSC shall, within thirty (30) days (or such longer period of time as may be agreed upon by the Buyer and MSC, the "Resolution Period (ACR)") following the Last Review Day (ACR) attempt to resolve their differences and any such resolution of the Accrued Claims Amount shall be final and binding on the Parties. In the event the Parties resolve the Accrued Claims Amount, the resolved Accrued Claims Amount shall be subject to the applicable post-closing adjustment described in subsection (i) above and shall, if a payment is to be made, be settled within two (2) Business Days of resolution. Any dispute as to the Accrued Claims Amount remaining in dispute at the conclusion of the Resolution Period (ACR) shall be submitted to the Auditor or some other third party selected by MSC and the Buyer, within five (5) days after the expiration of the Resolution Period (ACR). The Parties agree to execute, if requested by the Auditor or such third party, a reasonable engagement letter. All fees and expenses relating to the services of the Auditor or such third party shall be borne pro rata by MSC and the Buyer in proportion to the difference between the Accrued Claims Amount determined by the Buyer, the Accrued Claims Amount determined by MSC and the Sellers and the Accrued Claims Amount determined by the Auditor or such third party such that the Party whose determination is closest to the determination made by the Auditor or third party pays a lesser portion of such fees and expenses. The Auditor's or third party's determination of the Accrued Claims Amount shall be made within fifteen (15) days after the submission of the dispute to the Auditor or such third party, as applicable, and shall set forth the determination of the Accrued Claims Amount in a written statement delivered to MSC and the Buyer. Absent manifest error, the determination of the Auditor or such third party shall be final and binding upon the Parties. Within two (2) Business Days of resolution of the Auditor's or such third party's determination of the Accrued Claims Amount, the resolved Accrued Claims Amount shall be subject to the applicable post-closing adjustment described in subsection (i) above and shall, if a payment is to be made, be settled within two (2) Business Days of resolution.

     (l) As soon as practicable following the Closing, the Buyer and MSC shall jointly make a good faith estimation of the Transfer Taxes to be paid in respect of the purchase and sale of the Purchased Assets and Assumed Liabilities hereunder (except for Owned Real Property), but in no event later than 12:00 noon, Pacific Standard time, on June 26, 2002. Not later than 5:00 p.m., Pacific Standard Time, on June 28, 2002, the Buyer shall pay such estimated amount of the Transfer Taxes to the Sellers at the Sellers' Account. Based upon such estimates, the Sellers shall timely make all filings, returns, reports and forms necessary to comply with the provisions of all applicable laws in connection with the payment of such Transfer Taxes and shall pay to the appropriate Governmental Entities the amount of the estimated Transfer Taxes determined by the Buyer and MSC to be due. As soon as practicable following the final determination of the allocation of the purchase price pursuant to Section 11.7 of this Agreement, the Buyer and MSC shall jointly determine the actual amount of Transfer Taxes to be paid in respect of the purchase and sale of the Purchased Assets and Assumed Liabilities hereunder (except for Owned Real Property). If the Buyer and MSC determine that, in the aggregate, an amount of Transfer Taxes in excess of the amount the Buyer previously paid to the Sellers is due and payable, the Buyer shall pay such additional amount to the Sellers at the Sellers' Account within three (3) Business Days of such determination and the Sellers shall make, amend, supplement, or otherwise revise, and file with the appropriate Governmental Entities, any filings, returns, reports or forms necessary to comply with the provisions of all applicable laws in connection with the payment of such additional amount of Transfer Taxes. If the Buyer and MSC determine that, in the aggregate, the Buyer or MSC is entitled to a refund due to the Buyer's overpayment of Transfer Taxes, the Sellers shall make, amend, supplement, or otherwise revise, and file with the appropriate Governmental authorities, any filings, returns, reports, forms or claims for refund necessary to claim an overpayment of such Transfer Taxes and an entitlement to a refund thereof. Within three (3) Business Days of the Sellers' receipt of such refund or refunds of Transfer Taxes, the Sellers shall pay such amount received to the Buyer. All determinations of estimated Transfer Taxes and of actual Transfer Taxes shall be reasonable and made in good faith by both the Buyer and MSC.

     5.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. local time at the offices of White & Case LLP in Los Angeles, California, or such other location as the Parties agree, on May 31, 2002, or if later, as soon as practicable after all conditions precedent to the Closing described in Article VII are met or waived (the "Closing Date").

     5.8 Nonassignable Contracts. To the extent that the assignment hereunder by the Sellers to the Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Buyer shall assume no obligations or liabilities under any such Assumed Contract until such consent is obtained. Each Seller shall use its reasonable best efforts to advise the Buyer promptly with respect to any Assumed Contract which either Seller knows will not be subject to assignment to the Buyer hereunder. If any consent or waiver necessary for the sale, transfer, assignment and delivery of an Assumed Contract is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, each Seller shall cooperate with the Buyer following the Closing Date in any reasonable arrangement designed to provide the Buyer with the rights and benefits (subject to the Buyer's assumption of all of the obligations and liabilities thereunder) under any such Assumed Contract, including enforcement for the benefit of the Buyer and at the Buyer's expense of any and all rights of each Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by the Buyer, acting as an agent on behalf of the Buyer or as the Buyer shall otherwise reasonably require; provided that the Buyer shall bear the Sellers' reasonable out-of-pocket expenses as such agent (and shall advance the Sellers' reasonable anticipated out-of-pocket expenses). The Buyer and the Sellers shall use their reasonable best efforts to cause all of MSC's and the Sellers' obligations under MSC's agreement with PanCanadian Energy Services Inc. to provide the Sellers natural gas to be assigned to the Buyer on or prior to the sixtieth (60/th/) day following the Closing. To the extent the assignment of all of MSC's obligations under such agreement has not occurred on or prior to the sixtieth (60/th/) day following the Closing, MSC will terminate the agreement as soon as reasonably practicable thereafter and the Buyer will be responsible for, and be obligated to pay to MSC within ten (10) Business Days of receipt of notice thereof, any and all out-of-pocket costs required to terminate such agreement, and any additional costs incurred by MSC under such agreement during the sixty (60) day period following the Closing, as reasonably determined by MSC.

     5.9 Method of Conveyance. The sale, transfer, conveyance and assignment by the MSC and the Sellers of the Purchased Assets and the Assumed Liabilities to the Buyer in accordance with this Agreement shall be effected on the Closing Date by the execution and delivery by MSC and the Sellers to the Buyer of instruments of transfer reasonably requested by the Buyer, including (a) one or more bills of sale in substantially the form of Exhibit B attached hereto (the "Bill of Sale"), (b) assignments of trademarks for the Seller Intellectual Property to be assigned to the Buyer in substantially the form of Exhibit C attached hereto (the "Assignment of Intellectual Property"), (c) warranty deeds with respect to the Owned Real Property to be conveyed to the Buyer containing warranties customarily provided in the jurisdiction where the property is located, (d) an assignment and assumption agreement substantially in the form of Exhibit D attached hereto (the "Assignment and Assumption Agreement") and (e) transfer documents for the certificates of title for all of the motor vehicles used in the Sellers' businesses.

                                   ARTICLE VI.
                                    COVENANTS

     6.1 Conduct of Business Prior to Closing. Except as otherwise contemplated by this Agreement, during the period from and including the date of this Agreement to but excluding the Closing Date, each Seller shall, and MSC shall cause each Seller to, conduct its operations only according to the Ordinary Course, to maintain its books, records and accounts in accordance with GAAP, and use commercially reasonable efforts to maintain satisfactory relationships with suppliers whose supply contracts the Buyer will assume and customers designated on Schedule 5.5(a). Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Buyer, each Seller shall, and MSC shall cause each Seller to (a) refrain from amending or modifying their respective certificate of incorporation and bylaws from their respective forms on the date of this Agreement, (b) refrain from entering into any Contract except Contracts in the Ordinary Course with terms no less favorable to the Sellers than those entered into prior to the date hereof, (c) refrain from canceling or waiving any claim or right of substantial value, (d) refrain from making any change in accounting methods or practices, except as required by law or GAAP, (e) refrain from selling, leasing or otherwise disposing of any asset or property other than Excluded Assets and sales of Inventory in the Ordinary Course, (f) refrain from making any capital expenditure or commitment therefor, except in the Ordinary Course, (g) refrain from painting any steel except pursuant to a specific purchase order, (h) refrain from galvanizing any steel except to maintain galvanized product historically ordered, (i) refrain from increasing raw materials or supplies beyond historic levels and (j) refrain from agreeing in writing to do any of the foregoing; provided that nothing in this Section 6.1 shall prevent either Seller from terminating any or all employees.

     6.2 Exclusive Dealing. During the period from and including the date of this Agreement to but excluding the date, if any, on which this Agreement terminates in accordance with its terms, MSC shall not permit either Seller to, and Sellers shall not, take any action or authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, either Seller or MSC, as the case may be, to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Buyer and its representatives and advisers, concerning the sale or exchange of all or any part of the Purchased Assets other than sales of Inventory and settlement and collection of accounts receivable in the Ordinary Course, any other interest in either Seller or any merger, sale of all or substantially all of the assets of the Sellers or similar transaction involving either Seller.

     6.3  Full Access.

     (a) The Buyer may, prior to the date, if any, on which this Agreement terminates in accordance with its terms, directly or through its representatives and advisers, review the properties, books and records of each Seller and its financial and legal condition to the extent the Buyer deems necessary or advisable to familiarize itself with such properties and other matters; provided, however, such review shall not affect the representations and warranties made by MSC and Sellers in this Agreement or the remedies of the Buyer for breaches of those representations and warranties. MSC shall cause each Seller to, and each Seller shall, permit the Buyer and its representatives to have reasonable access to the premises and to all the books and records of each Seller and to cause the officers of each Seller to furnish the Buyer with such financial and operating data and other information in their possession with respect to the business and properties of each Seller at reasonable times during normal business hours as the Buyer shall from time to time reasonably request.

     (b) In the event of a termination of this Agreement, (i) the Buyer shall keep confidential all information obtained from the Sellers and MSC concerning the properties, operations and business (unless readily ascertainable from public or published information or trade sources) of the Sellers and, at the request of the Sellers or MSC shall return to the Sellers or MSC all written information obtained in connection therewith or, lieu thereof, shall destroy all such written information and provide the relevant Seller or MSC with a certificate to such effect; and (ii) the Sellers and MSC shall keep confidential all information obtained from IMSA and the Buyer concerning the properties, operations and business (unless readily ascertainable from public or published information or trade sources) of the Buyer and, at the request of the Buyer or IMSA shall return to the Buyer or IMSA all written information obtained in connection therewith or, lieu thereof, shall destroy all such written information and provide the Buyer or IMSA with a certificate to such effect.

     6.4  Notices and Consents.

     (a) Each of the Parties will, and MSC shall cause each Seller to, give any required notices to third parties, and each of the Parties will, and MSC shall cause each Seller to, use commercially reasonable efforts to obtain any third party consents that the other Party reasonably may request in connection with the transactions contemplated hereby. Each of the Parties will, and MSC shall cause each Seller to, give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of Governments and Governmental agencies in order to consummate the transactions described in this Agreement.

     (b) Without limiting the generality of the foregoing, the Buyer, MSC and each Seller shall (i) make such filings as may be required by the HSR Act with respect to the transactions contemplated hereby (each, an "HSR Filing"), (ii) respond promptly to inquiries from the Department of Justice and the Federal Trade Commission in connection with such filings, (iii) file or cause to be filed as promptly as practicable with the Department of Justice and Federal Trade Commission any supplemental information that may be requested pursuant to the HSR Act, and (iv) seek the earliest possible termination or waiver of the waiting period under such statute. The Buyer, MSC and each Seller shall also promptly file or cause the filing of the notices, applications, and requests with federal, state and local Governmental authorities described in Schedule
6.4. The Buyer shall be solely responsible for all filing fees in connection with any such filings.

     (c) Subject to Section 8.1(d), each of the Buyer, MSC and each Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Subject to Section 8.1(d), if any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, the Buyer, MSC and each Seller shall cooperate reasonably with each other to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

     (d) Each of the Buyer, MSC and each Seller shall promptly inform each other of any material communication made to, or received by such party from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental or regulatory authority regarding any of the transactions contemplated hereby.

     6.5 Tax Covenants. MSC and each Seller agrees, from and after the date of this Agreement and until and including the Closing Date, that MSC shall cause each Seller to, and each Seller shall (a) prepare all Tax Returns related to the Purchased Assets in a manner that is consistent with the past practices of such Seller with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency would not or may not reasonably be expected to materially increase the Buyer's liability for Taxes for any period,
(b) refrain from incurring any material liability for Taxes related to the Purchased Assets other than in the Ordinary Course, (c) refrain from entering into any settlement or closing agreement with a taxing authority that increases or may reasonably be expected to increase the Tax liability of the Buyer for any period and (d) refrain from filing or causing to the filed any amended Tax Returns or claims for refund related to the Purchased Assets which would or could reasonably be expected to increase the Buyer's liability for Taxes for any period, in each case without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

         6.6 Parties to Maintain Existence. So long as any Party has any obligations, contingent or otherwise, to any other Party under the Related Documents, such first Party shall not voluntarily liquidate or dissolve; provided, however, that either or both of the Sellers may liquidate or dissolve to the extent MSC continues in existence with assets that would enable MSC to perform Sellers' obligations hereunder.

         6.7 Maintenance of Real Property. Each Seller shall, and MSC shall use commercially reasonable efforts to cause each Seller to, maintain its Owned Real Property, including all buildings, structures, fixtures, building systems and equipment, and all components thereof, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing buildings, structures, fixtures, building systems and equipment, or erect new improvements on such real property or any portion thereof, without the prior written consent of the Buyer; provided, that any changes or damages to the operating condition of equipment as a result of idling of the galvanizing line or the paint line shall be for the Buyer's account, unless such change or damage is caused by actions or inactions of either Seller that are willful, reckless or grossly outside of industry standards.

         6.8 Title Insurance and Surveys. Each Seller shall, and MSC shall cause each Seller to, obtain the following title insurance commitments, policies and riders in preparation for the Closing:

               (a) With respect to each parcel of Owned Real Property, an ALTA Owner's Policy of Title Insurance Form B-1992 (or equivalent policy reasonably acceptable to the Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1992 is not available) issued by a title insurer reasonably satisfactory to the Buyer (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to the Buyer), in such amount as the Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in the Buyer's name as of the Closing Date.

               (b) Each title insurance policy delivered under clause (a) above shall (1) insure title to the real property and all recorded easements benefiting such real property, (2) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies to the extent available in the applicable jurisdiction, (3) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (4) contain an endorsement insuring that each street adjacent to such real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from

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

         the real property and (5) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

         6.9 WARN. Each Seller shall, and MSC shall cause each Seller to, fully comply with any obligations imposed by WARN as a result of any "mass lay-offs" (as defined in WARN) or any plant closing resulting in employees suffering an "employment loss" (as defined in WARN) at Sellers' facilities.

         6.10 Aged Accounts Receivable. For a period of sixty (60) days from and including the Closing Date, the Buyer shall be solely responsible for collecting, and shall use commercially reasonable efforts to collect, amounts due to the Sellers in respect of Aged Accounts Receivable in exchange for a fee of 15% of the amounts collected; provided, however, that the Buyer shall not be liable to MSC, PPS or PFM for any failure to collect on such accounts so long as the Buyer has used commercially reasonable efforts to collect such accounts. Each Seller shall, and MSC shall cause each Seller to, reasonably assist the Buyer in its collection efforts hereunder. Immediately following such sixty (60) day period, all responsibility for collecting amounts due in respect of Aged Accounts Receivable shall revert to Sellers with no further action by the Parties. In furtherance of, and not by way of limitation of, the foregoing provisions of this Section 6.10, the Parties agree to the procedures set forth in Schedule 6.10.

         6.11 Non-competition. For a period of three (3) years commencing on the Closing Date, MSC agrees that it and its Subsidiaries and their successors that are Subsidiaries of MSC (collectively, the "MSC Party") shall not build or purchase any steel galvanizing or coil coating facility in the United States west of the Mississippi River (or obtain any interest in any such facility or any entity that owns such facility) that produces hot-dipped galvanized or organically coated steel product; provided, however, the MSC Party may make such an investment if the MSC Party does not derive any profit or other benefit from such facility's production of hot-dipped galvanized or organically coated steel product (other than incidental profit on organically coated steel product if associated with MSC's laminate and composite offerings). For a period of two (2) years commencing on the Closing Date, the Buyer agrees that it and its Subsidiaries and their successors that are Subsidiaries of the Buyer shall not relocate the coil coating line of PFM east of the Mississippi River, or in Minnesota, Iowa or Missouri. For a period of eighteen (18) months following the Closing Date, no MSC Party shall actively market to the customers set forth on
Schedule 6.11 the products sold by the Sellers on or prior to the Closing Date.

         6.12 Working Space and Access. During the period from and including the Closing Date to and including the forty-fifth (45th) day following the Closing Date, the Buyer shall provide MSC with reasonable working space at the facilities of the Sellers located in Richmond, California for up to twenty (20) individuals during the ten (10) Business Day Period from and after the Closing Date, and up to ten (10) individuals thereafter for the remainder of such forty-five day period (unless the parties agree to a greater or lesser amount), and shall provide access to the same during normal business hours, for the purpose of reviewing the books, records and work papers of the Buyer relevant to
(a) the collection of Excluded Accounts Receivable in accordance with Section 6.10, (b) pre-Closing environmental matters, (c) the Excluded Liabilities (d) the Closing Balances and (e) shipping inventory owned by customers in accordance with Section 6.14. In addition, the Buyer shall reasonably cooperate with MSC and

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

its representatives and agents in connection with MSC's review of the Post-Closing Accrued Claims Reserve Schedule and shall provide access during normal business hours of the Buyer for the purpose of reviewing the books, records and work papers of the Buyer relevant to the determination of the Accrued Claims Amount.

         6.13  Use of Names. Anything herein to the contrary notwithstanding:

               (a) No interest in or right to use the names "MSC" or "Pre Finish Metals" and derivatives thereof is being transferred by the Sellers and MSC to the Buyer hereunder; provided that the Buyer shall be permitted to use such names to collect Collected Accounts Receivable in accordance with Section 6.10. The Buyer agrees that it will as promptly as practicable, but in any event within ninety (90) days following the Closing Date, discontinue using such names and any corresponding logos, trademarks, trade names and the like, and remove or obliterate them from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used or produced by the Buyer.

               (b) All right, title and interest in and to, and the right to use the names "Pinole Point Steel" and "Colorstrip, Inc." and derivatives thereof is being transferred by the Sellers and MSC to the Buyer hereunder. The Sellers and MSC agree that each will as promptly as reasonably practicable, but in any event within ninety (90) days following the Closing Date (except for company-wide materials printed prior to the Closing Date, of which the Sellers and MSC shall discontinue their use as promptly as reasonably practicable), discontinue using such names and any corresponding logos, trademarks, trade names and the like, and remove or obliterate them from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used or produced by the Sellers or MSC. The Sellers and MSC agree that as promptly as practicable, but in any event within fifteen (15) Business Days following the Closing Date, PPS will change its corporate name in its jurisdiction of organization and in each jurisdiction where it is qualified to do business to remove "Pinole Point Steel" therefrom. At the Buyer's request and expense, MSC and the Sellers will cooperate, and will cause each of its Affiliates to cooperate, in taking all steps reasonably necessary in any jurisdiction to preserve for the Buyer and its Affiliates and, where appropriate, assign to the Buyer and its Affiliates, all right, title and interest in and to said names, logos, trademarks, trade names, and the like, registration and usage thereof, and the goodwill associated therewith. The Sellers and MSC will not, and will cause each of their Affiliates not to, misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of said trade names, names, trademarks or logos.

         6.14 Customer-Owned Inventory. Each Seller shall be permitted to store at the Sellers' facilities finished and packaged product that has been purchased by customers prior to the Closing Date, but which could not have reasonably been shipped prior to the Closing Date, for a period of time from and including the Closing Date to but excluding the thirtieth (30th) day following the Closing Date, for the purpose of shipping such product (such shipping to be prepaid freight or freight paid by MSC); provided, however, that in no event shall more than two (2) days worth of production be so stored without the prior written consent of the Buyer. Notwithstanding anything else in this Agreement, each of MSC, PPS and PFM agree to jointly and severally indemnify and hold the Buyer and each of its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents and any successors thereto harmless, on an after-tax basis, from any Losses incurred or paid as a result of or arising out of the loss of such customer-owned inventory due to events of force majeure.

         6.15 Information. Within fifteen (15) days after the end of each calendar month from and including June 1, 2002 to and including November 30, 2002, the Buyer shall provide MSC with a list of the claims settled during the preceding calendar month and debited against the accrued claims reserve of the Buyer with respect to the facilities located in Richmond, California.

         6.16  Receipt of Payments in Respect of Accounts Receivable.

         (a) Each of PPS and PFM shall, and MSC shall cause each of PPS and PFM to, document receipt of amounts from account debtors in respect of (a) Purchased Accounts Receivable and (b) Aged Accounts Receivable. Each of PPS and PFM shall, and MSC shall cause each of PPS and PFM to, pay to the Buyer at the Buyer's account no less than once every other week an amount equal to (i) 100% of the amounts received in respect of Purchased Accounts Receivable, if any, and
(ii) 15% of the amounts received in respect of Aged Accounts Receivable during the sixty-day period referred to in Section 6.10.

         (b) The Buyer shall document receipt of amounts from account debtors in respect of (a) Excluded Accounts Receivable and (b) Aged Accounts Receivable. The Buyer shall pay to the Sellers at the Sellers' account no less than once every other week an amount equal to (i) 100% of the amounts received in respect of Excluded Accounts Receivable, if any, (ii) 85% of the amounts received in respect of Aged Accounts Receivable during the sixty-day period referred to in
Section 6.10 and (iii) 100% of the amounts received in respect of Aged Accounts Receivable following the sixty-day period referred to in Section 6.10.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

         7.1 Conditions of all Parties. The obligation of each of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by such Party on or before the Closing, of the following conditions precedent:

               (a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents and which is in effect on the Closing Date.

               (b) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and the other Related Documents; all Governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by the Related Documents shall have been received and all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

               (c) No Litigation. As of the Closing Date, no action or proceedings shall have been instituted before a court or other Government body or by any public authority to restrain or prohibit the consummation of the transactions contemplated by this Agreement and the other Related Documents.

         7.2 Conditions of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby and in the other Related Documents is additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

               (a) Truth of Representations and Warranties. The representations and warranties of the MSC and Sellers contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as expressly provided for in this Agreement), and MSC and each Seller shall have delivered to the Buyer a certificate dated the Closing Date, to such effect.

               (b) Performance of Agreements. All of the agreements of MSC and each Seller to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and MSC and each Seller shall have delivered to the Buyer a certificate, dated the Closing Date, to such effect.

               (c)   Consents. All consents by the third parties identified in
         Schedule 7.2(c) shall have been obtained unless the goods or services provided for in the Contracts with such parties may be obtained on a commercially equivalent basis, and, with respect to any other third party consents, except to the extent that the failure to obtain such consent does not have a Material Adverse Effect.

               (d) Proceedings. As of the Closing Date, the Buyer shall have received copies of all resolutions of the boards of directors of MSC and each Seller authorizing each such Party's execution, delivery and performance of this Agreement and the Related Documents to which each is a party, and MSC and each Seller shall have delivered to the Buyer a certificate, dated the Closing Date, certifying that such resolutions were duly adopted, have not been amended and remain in full force and effect.

               (e) Related Documents. Each Bill of Sale, the Assignment and Assumption Agreement, each Assignment of Intellectual Property and each other document described in Section 5.9 (together with this Agreement, the "Related Documents") shall have been duly executed and delivered by the parties (other than the Buyer) thereto.

               (f) Real Estate. The Buyer shall have received (i) deeds as are customary in the applicable jurisdiction conveying title to all Owned Real Property and containing warranties customarily provided in the jurisdiction where the property is located, (ii) commitments for title insurance in the amounts allocated to the Owned Real Property as provided by Section 6.8, (iii) transfer tax forms and affidavits as may be reasonably requested in connection with the recordation of special or limited warranty deeds and (iv)
     affidavits of title as may be required by the title company to issue the requested title insurance policy to the Buyer.

          (g) Non-foreign Person Affidavit. Each Seller shall furnish to the Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

     7.3 Conditions of MSC and the Sellers. The obligations of MSC and the Sellers to consummate the transactions contemplated hereby and in the other Related Documents are additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

          (a) Truth of Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date or as expressly provided for in this Agreement), and the Buyer shall have delivered to MSC a certificate dated the Closing Date, to such effect.

          (b) Performance of Agreements. All of the agreements of the Buyer to be performed pursuant to this Agreement at or prior to the Closing shall have been duly performed in all material respects, and the Buyer shall have delivered to MSC a certificate, dated the Closing Date, to such effect.

          (c) Proceedings. As of the Closing Date, MSC shall have received copies of all resolutions of the board of directors of the Buyer and IMSA authorizing the Buyer's and IMSA's execution, delivery and performance of this Agreement and the Related Documents to which it is a party, and the Buyer and IMSA shall have delivered to MSC a certificate, dated the Closing Date, certifying that such resolutions were duly adopted, have not been amended and remain in full force and effect.

          (d) Related Documents. Each of the Related Documents shall have been duly executed and delivered by the parties (other than MSC and the Sellers) thereto.

                                  ARTICLE VIII.
                                   TERMINATION

     8.1  Events of Termination. This Agreement may be terminated prior to the
Closing:

          (a)  at any time by mutual written agreement of the Parties;

          (b) if early termination of the waiting period with respect to the HSR Filings is not granted, or the waiting period does not expire within thirty (30) days of the date the last HSR Filing is deemed accepted for filing by the Federal Trade Commission and the Department of Justice (such thirtieth day, the "Acceptance Date") without a request for additional information, then any Party may terminate this Agreement by written notice to the other Parties at any time prior to the end of the tenth (10th) day immediately following the Acceptance Date;

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

          (c) if any Party receives a second request for information from the applicable Governmental agency reviewing the HSR Filings, and such review has not concluded within sixty (60) days of the Acceptance Date, then any Party may terminate this Agreement by written notice to the other Parties at any time prior to the end of the tenth (10th) day immediately following such sixtieth day;

          (d) if any administrative, judicial or legislative investigation, action or proceeding is instituted (other than in connection with an HSR Filing) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law and which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, then the Parties shall use commercially reasonable efforts for a thirty (30) day period to dismiss such action or proceeding or terminate such investigation. If at the end of such thirty (30) day period, such action or proceeding has not been dismissed or such investigation shall not have been terminated, then either Party may terminate this Agreement by written notice to the other Parties at any time during the five (5) Business Day period beginning immediately following the expiration of such thirty (30) day period; and

          (e) by either Party, by written notice to the other Parties, if (i) the occurrence of unknown events substantially damages or impairs the Purchased Assets as a result of actions or omissions by MSC, PPS, PFM or their Subsidiaries and Affiliates (other than actions contemplated by this Agreement) and (ii) the Phase II Audit reveals the existence of environmental conditions the remediation of which would reasonably require the shutdown of manufacturing operations (1) on the galvanizing line for a period of thirty (30) consecutive days or more and (2) on the paint line for a period equal to the greater of (A) five (5) consecutive days or more and (B) such longer period that the Buyer determines in its sole discretion.

     8.2  Effect of Termination; Termination Fee.
          --------------------------------------

     (a)  If this Agreement is terminated in accordance with Section 8.1(a),
(c), (d) or (e), then no termination fee shall be payable by the terminating Party.

     (b) If this Agreement is terminated in accordance with Section 8.1(b), then the terminating Party shall pay to the non-terminating Party an aggregate cash break-up fee of $1,000,000 in immediately available funds as liquidated damages in lieu of any and all amounts, claims and other damages that may be asserted by the non-terminating Party against the terminating Party. For purposes of this Section 8.2, "terminating Party" and "non-terminating Party" shall mean MSC, PPS and PFM, jointly and severally on the one hand, and the Buyer on the other hand, as appropriate.

     (c) If any Party terminates this Agreement for any reason other than as set forth in Section 8.2(a) or (b) or otherwise fails to close the transactions contemplated by this Agreement, notwithstanding that the other Parties (i) are willing and able to perform their respective obligations hereunder, (ii) have satisfied (or are ready and able to satisfy) on the Closing Date each and every condition to closing set forth in Sections 7.1; 7.2(a), (b), (c) and (f); and 7.3(a) and (b), as applicable, and (iii) are not otherwise in breach of any of the terms or conditions hereof, the terminating Party shall pay the non-terminating Party an aggregate cash break-up fee of $3,000,000 in immediately available funds as liquidated damages in lieu of any and all amounts, claims and other damages that may be asserted by the non-terminating Party against the terminating Party.

     (d)  In the event that this Agreement shall be terminated pursuant to
Section 8.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 6.3(b), 8.2(d), 12.1 and 12.2, which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder.

     (e)  The parties agree that the termination fees provided for in this
Section 8.2 are reasonable estimates of damages, and shall be treated as liquidated damages. The parties further agree that the sole and exclusive remedy for termination of this Agreement shall be the termination fees provided for in this Section 8.2.

                                  ARTICLE IX.
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     9.1 Survival of Representations. The representations and warranties of the Parties contained in Articles II, III and IV (and in any Schedule or Exhibit attached hereto or certificate delivered in connection with the Closing) shall survive until February 29, 2004; provided that the representations and warranties contained in Sections 2.5, 3.6(a), 3.10, 3.15, 3.16, 3.20, 3.21(g),
3.27 and 4.5 shall survive indefinitely; and provided, further, that Sections 3.12(j) and 3.12(k) shall survive for the periods set forth therein.

     9.2  Indemnification.

     (a) Each of MSC, PPS and PFM agree to jointly and severally indemnify and hold the Buyer and each of its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents and any successors thereto harmless, on an after-tax basis, from any and all claims, losses, liabilities, obligations, damages, costs and out-of-pocket expenses (including reasonable attorney fees) (collectively, "Losses") incurred or paid as a result of or arising out of the failure of any representation or warranty made by MSC, PPS or PFM in Articles II or III of this Agreement, other than the representations and warranties contained in Section 3.10, (or in any Schedule or Exhibit attached hereto or certificate delivered by MSC, PPS or PFM in connection with the Closing) to be true and correct in all material respects as of the date hereof and as of the Closing Date.

     (b) The Buyer agrees to indemnify and hold each of MSC, PPS and PFM and each of their Affiliates and each of their officers, directors, partners, members, managers, employees and agents harmless, on an after-tax basis, from any and all Losses incurred or paid as a result of or arising out of the failure of any representation or warranty made by the Buyer in Article IV of this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Buyer in connection with the Closing) to be true and correct in all material respects as of the date hereof and as of the Closing Date.

     (c) Subject to Articles X and XI, the sole recourse and remedy of the Buyer for any inaccuracy in any representation or warranty or alleged representation or warranty by or on behalf of MSC, PPS and/or PFM contained in or made pursuant to this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Buyer in connection with the Closing) shall be under the provisions of and to the extent provided in this Article IX. Subject to Articles X and XI, the Buyer shall comply with this Section 9.2(c) and will not assert any inaccuracy in any representation or warranty or alleged representation or warranty or seek any recourse or remedy in respect thereof other than under the provisions of this
Article IX.

     (d) Subject to Articles X and XI, the sole recourse and remedy of MSC, PPS and PFM for any inaccuracy in any representation or warranty or alleged representation or warranty by or on behalf of the Buyer contained in or made pursuant to this Agreement (or in any Schedule or Exhibit attached hereto or certificate delivered by the Buyer in connection with the Closing) shall be under the provisions of and to the extent provided for in this Article IX. MSC, PPS and PFM shall comply with this Section 9.2(d) and none of MSC, PPS and PFM will assert any such inaccuracy in any representation or warranty or alleged representation or warranty or seek any recourse or remedy in respect thereof other than under the provisions of this Article IX.

     (e)  The obligations to indemnify and hold harmless pursuant to this
Section 9.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

     (f) The total obligations of MSC, PPS and PFM, on one hand, and the total obligations of the Buyer, on the other hand, to indemnify and hold harmless pursuant to this Section 9.2 shall be limited to an aggregate amount of $5,000,000, and no Indemnified Party shall be entitled to recovery for Losses pursuant to such Section until the aggregate amount of Losses exceeds $500,000 (in which case the Indemnified Party shall be entitled to recover for all such Losses relating back to the first dollar); provided, however, that the limitations provided in this Section 9.2(f) shall not apply to Losses that arise from a breach of any of the representations and warranties contained in Sections 2.2, 2.5, 3.2, 3.6(a), 3.15, 3.16, 3.20, 3.21(g), 3.27, 4.2 and 4.5; and
provided, further, that Section 3.12(l) (and not this Section 9.2(f)) shall govern the amount of Losses recoverable by an Indemnified Party for a breach of any of the representations and warranties contained in Sections 3.12(j) and 3.12(k).

     (g) Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, no Party (or any of its Affiliates) shall, in any event, be liable to the other Party (or any of its Affiliates) for any consequential, special, indirect or punitive damages of such other Party (or any of its Affiliates), including loss of future revenue or income or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. The Buyer shall not be entitled to indemnification for a breach of any representation or warranty under Section 9.2 if, on the date of this Agreement, Cesar Jarero, Pat Finan and Bruce Hopkins had actual knowledge that MSC or the Sellers were in breach of the representation or warranty in question (taking into account the Disclosure Schedules); provided that nothing in this sentence shall apply to or limit the Buyer's rights to recover for any breach of a representation or warranty set forth in Section 3.10.

     9.3  Indemnification Procedure.

     (a) Promptly after the incurring of Losses by any Party or other Person entitled to indemnification under this Article IX (each, an "Indemnified Party"), including any claim by a third party described in Section 9.3(c) which might give rise to indemnification hereunder, the Indemnified Party shall promptly deliver a certificate containing the information described below (a "Certificate") to the Party that is required to indemnify such Indemnified Party under Article IX (such indemnifying party, the "Indemnifying Party"). Such Certificate shall:

          (i) state that the Indemnified Party has paid or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

          (ii) specify in reasonable detail each individual item of damage included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section 9.2 of this Agreement.

     (b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by binding arbitration in New York, New York in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen by each Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney (i) whose primary practice area comprises mergers and acquisitions, (ii) with at least fifteen years of practice experience and (iii) that is a partner of a law firm consisting of at least 200 attorneys. Each Party shall pay the fees of the arbitrator it selects and of its own attorneys and the expenses of its witnesses, and all other fees and costs shall be borne equally by the MSC and the Buyer. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

     (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurring by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) and the payment of expenses. An Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there are one or more material legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interests of the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the written consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

     (d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b), claims for Losses the validity and amount of which have been the subject of binding arbitration as described in Section 9.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying party, as described in
Section 9.3(c) are hereinafter referred to as "Agreed Claims". Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three
(3) Business Days prior to such payment.

                                   ARTICLE X.
                          CERTAIN ENVIRONMENTAL MATTERS

     10.1 ENVIRON's Phase II Audit. The Buyer (or the Buyer's consultant) has completed the field work for the ENVIRON Phase II Audit and shall provide a copy of the final report of such audit to MSC as promptly as reasonably practicable.

     10.2 Responsibility for Known On-Site Environmental Matters. MSC and each Seller shall jointly and severally be responsible for, and pay for, Environmental Losses to the extent arising from any Known On-Site Environmental Matters, including any Environmental Losses relating to the offsite treatment, storage, disposal or arrangement for disposal of materials, substances or wastes identified in the Phase II Audits. Notwithstanding the prior sentence, with

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

respect to any Environmental Losses from Known On-Site Environmental Matters identified in the Designated Buyer's Phase II Audit Report (as defined in the 1997 Acquisition Agreement) or the Seller's Phase II Audit Report (as defined in the 1997 Acquisition Agreement) prepared pursuant to the 1997 Acquisition Agreement, the Buyer shall first assert and pursue a claim against Colorstrip, and MSC and each Seller shall jointly and severally be responsible for, and pay for, only those Environmental Losses for Known Onsite Environmental Matters for which Colorstrip has not, within 120 calendar days after such claim was made, honored or otherwise reasonably acknowledged its indemnification obligation.

     10.3 Responsibility for Post-Closing On-Site Environmental Matters. The Buyer shall be responsible and pay for Environmental Losses to the extent arising from any Post-Closing On-Site Environmental Matters.

     10.4 Responsibility for Undiscovered Pre-Closing On-Site Environmental Matters. The Buyer, on the one hand, and MSC, PPS and PFM jointly and severally on the other hand, agree to share responsibility and costs between them for Environmental Losses to the extent arising from any Undiscovered Pre-Closing On-Site Environmental Matters, in accordance with the following percentages during the time periods specified, based upon the twelve (12) calendar month period following the Closing Date in which the condition giving rise to the applicable claim is first discovered:

                                                                MSC
Period Following Closing                                    and Sellers    Buyer
------------------------                                    -----------    -----

During the First Year following the Closing Date                80%         20%

During the Second Year following the Closing Date               60%         40%

During the Third Year following the Closing Date                40%         60%

During the Fourth Year following the Closing Date               20%         80%

After the Fourth Year following the Closing Date                 0         100%

provided, however, that MSC's and Sellers' liability under this Section 10.4 shall be limited to an aggregate maximum amount based upon the twelve (12) calendar month period following the Closing Date in which the condition giving rise to the applicable claim is first discovered:

Period Following Closing                                   Aggregate Maximum
------------------------                                   -----------------

During the First Year following the Closing Date               $3,000,000

During the Second Year following the Closing Date              $2,250,000

During the Third Year following the Closing Date               $1,500,000

During the Fourth Year following the Closing Date                  $750,000

After the Fourth Year following the Closing Date                          0

Notwithstanding the foregoing, MSC's and Sellers' liability under this Section
10.4 shall be subject to a cumulative maximum amount of $3,000,000. For example, if MSC and the Sellers would otherwise be responsible for Environmental Losses of $1,000,000 for conditions discovered during the first year after Closing, $1,500,000 for conditions discovered during the second year after Closing and $2,000,000 for conditions discovered during the third year after Closing, then MSC and the Sellers would only be required to pay the Buyer $1,000,000, $1,500,000 and $500,000 for the conditions discovered during such first, second and third years, respectively. By way of further example, if no conditions were discovered during the first and second years after Closing but MSC and the Sellers would otherwise be responsible for $2,500,000 for conditions discovered during the third year after Closing, then MSC and the Sellers would only be required to pay the Buyer $1,500,000 in respect of such conditions.

     10.5 Reimbursement. The Buyer, on the one hand, and MSC, PPS and PFM jointly and severally on the other hand, each agrees to reimburse the other for Environmental Losses incurred by such other Party as needed to achieve the allocation set forth in Sections 10.2, 10.3 and 10.4 above. Such reimbursement shall be made immediately upon presentation of evidence of the Environmental Loss incurred.

     10.6 Remedial Action. With respect to any indemnification claim hereunder with respect to Onsite Environmental Matters after the Closing Date as to which investigatory, corrective or remedial work ("Remedial Action") is to be conducted at the Owned Real Property, the Buyer shall have the right to principally manage the subject matter of the claim, which right shall include, without limitation, the right acting reasonably to select and retain technical and legal experts, determine the type and scope of any Remedial Action, determine appropriate cleanup levels, and conduct negotiations and reach settlements with government agencies and third parties. In connection therewith, the Buyer shall reasonably consult with MSC throughout the course of the Remedial Action, provide MSC with copies of all material reports and correspondence submitted to Governmental agencies with respect to the Remedial Action, and provide a reasonable opportunity for MSC to participate in the planning of and attend any material meetings or negotiations with governmental agencies and third parties and to afford MSC the right to approve material decisions relating to such matter (not to be unreasonably withheld). As between Colorstrip and the Buyer, with respect to any On-Site Environmental Matters as to which Colorstrip has the right to principally manage Remedial Action pursuant to Section 8.7 of the 1997 Acquisition Agreement, such Section 8.7 shall govern the control of such Remedial Action. The Parties additionally agree to generally conduct themselves in a manner which complies with, and preserves rights of indemnification pursuant to, Article VIII of the 1997 Acquisition Agreement.

                                  ARTICLE XI.
                                  TAX MATTERS

     11.1 Tax Returns.

     (a) MSC shall have the exclusive authority and obligation to prepare, execute on behalf of the Sellers and timely file, or cause to be prepared and timely filed, all Tax Returns related to the Purchased Assets and the Assumed Liabilities that are due with respect to any taxable year or other taxable period. Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Sellers shall be reported or disclosed in such Tax Returns; provided that, except for Tax Returns filed with respect to the Tax issues set forth on Schedule 11.1, such Tax Returns, to the extent they relate to the Purchased Assets or the Assumed Liabilities, shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Sellers with respect to such items except to the extent that any inconsistency would not or may not reasonably be expected to materially increase the Buyer's liability for Taxes for any period.

     (b) Except as provided in Section 11.1(a), the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns related to the Purchased Assets and the Assumed Liabilities. Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations related to the Purchased Assets and the Assumed Liabilities shall be reported or disclosed on such Tax Returns; provided that such Tax Returns, to the extent that they relate to the Purchased Assets or the Assumed Liabilities, shall, to the extent permitted under applicable law, be prepared by treating items or such Tax Returns in a manner consistent with past practices of the Sellers with respect to such items except to the extent that any inconsistency would not or may not reasonably be expected to materially increase the Sellers' liability for Taxes for any period.

     11.2 Payment of Taxes. MSC shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the Purchased Assets and the Assumed Liabilities for all Pre-Closing Periods and the Buyer shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the Purchased Assets and the Assumed Liabilities for all periods beginning after the Closing Date.

     11.3 Controversies.

     (a) MSC shall promptly notify the Buyer upon receipt by MSC or any Affiliate thereof of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes related to the Purchased Assets and the Assumed Liabilities (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). MSC, at is sole expense, shall have the authority to represent the interests of the Sellers with respect to any Tax Matter before the IRS, any other taxing authority, any other Governmental Entity or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided that neither MSC nor any Affiliate thereof shall enter into any settlement of or otherwise compromise any Tax Matter that would or may reasonably be expected to materially increase the Tax liability of the Buyer or any of its Affiliates with respect to the Purchased Assets or the Assumed Liabilities for any period without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

     (b) Except as otherwise provided in Section 11.3(a) above, the Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return which the Buyer is permitted or required to file, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to the Purchased Assets and the Assumed Liabilities for all taxable periods; provided that the Buyer shall not enter into any settlement of or otherwise compromise any Tax Matter that would or may reasonably be expected to materially increase the Tax liability of the Sellers with respect to the Purchased Assets or the Assumed Liabilities for any period without the prior written consent of MSC, which consent shall not be unreasonably withheld or delayed.

     11.4 Transfer Taxes. All transfer, sales and use, registration, stamp and documentary transfer taxes and similar Taxes imposed in connection with the purchase and sale of the Purchased Assets and the Assumed Liabilities ("Transfer Taxes") shall, subject to the "true-up" under Section 5.6(l) hereof, be borne solely by the Buyer. MSC and the Sellers shall cooperate with the Buyer in obtaining any reduction of or exemption from Transfer Taxes that may be available.

     11.5 Amended Returns. The Sellers shall not file or cause to be filed any amended Tax Return or claims for refund related to the Purchased Assets and the Assumed Liabilities without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, except to the extent that any such amended Tax Return or claim for refund would not or may not reasonably be expected to materially increase the Buyer's liability for any period.

     11.6 Indemnification.

     (a) Notwithstanding any provision to the contrary contained in this Agreement, MSC, PPS and PFM agree to jointly and severally indemnify, defend and hold the Buyer, its Affiliates and the successors to the foregoing (and their respective stockholders, officers, partners, members, managers, directors, employees agents, successors and assigns) harmless on an after-tax basis from and against (i) all Taxes and Losses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.10 to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) all Taxes imposed on or asserted against the properties, income or operations of the Sellers, or for which the Sellers may otherwise be liable, for all Pre-Closing Periods and (iii) all Taxes (except Transfer Taxes to the extent such Transfer Taxes have not been paid to the Sellers pursuant to Section 5.6(l) hereof) imposed on the Sellers, or for which the Sellers may be liable, as a result of any transaction contemplated by this Agreement.

     (b) Notwithstanding any provision to the contrary contained in this Agreement, the Buyer agrees to indemnify, defend and hold MSC, PPS, PFM, any of their respective Affiliates and the successors to the foregoing (and their respective stockholders, officers, partners, members, managers, directors, employees, agents, successors and assigns) harmless on an after-tax basis from and against (i) all Taxes imposed on or asserted against the properties, income or operations of the Buyer, or for which the Buyer may otherwise be liable, for all periods other than Pre-Closing Periods and (ii) all Taxes (except Transfer Taxes to the extent such Transfer Taxes have been paid by the Buyer to the Sellers pursuant to Section 5.6(l) hereof) imposed on the Buyer, or for which the Buyer may be liable, as a result of any transaction contemplated by this Agreement.

     (c) All amounts paid by MSC to the Buyer pursuant to Section 11.6(a) and all amounts paid by the Buyer to any Seller pursuant to Section 11.6(b) above, shall, to the extent permitted by applicable law, be treated as adjustments to the purchase price for all Tax purposes.

     11.7 Allocation of Purchase Price. MSC, the Sellers and the Buyer agree to allocate the aggregate purchase price to be paid for the Purchase Assets in accordance with Section 1060 of the Code. MSC, the Sellers and the Buyer agree that the Buyer shall prepare and provide to MSC a draft allocation of the of the purchase price among the Purchased Assets and the Assumed Liabilities within ninety (90) days after the Closing Date. MSC shall notify the Buyer within thirty (30) days of receipt of such draft allocation of any objection MSC or the Sellers may have thereto. MSC, the Sellers and the Buyer agree to resolve any disagreement with respect to such allocation in good faith. In addition, MSC, the Sellers and the Buyer hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 11.7 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. None of MSC, the Sellers or the Buyer shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 11.7 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

     11.8 Books and Records. Until the seventh anniversary of the Closing Date, MSC shall cause the Sellers, to the extent necessary in connection with any Taxes related to the Purchased Assets and the Assumed Liabilities (including, without limitation, the tax basis of any Purchased Asset) or other matter relating to the Purchased Assets and the Assumed Liabilities for any period ending at or prior to the Closing, and without charge to the Buyer, (a) retain and, as the Buyer may reasonably request, permit the Buyer and its agents to inspect and copy all original books, records and other documents and all electronically archived data not deliverable to the Buyer at Closing related to the Purchased Assets and the Assumed Liabilities and (b) make reasonably available to the Buyer the officers, directors, employees and agents of MSC, the Sellers and their Affiliates. Likewise, until the seventh anniversary of the Closing Date, the Buyer will, without charge to MSC, retain, and, as MSC may reasonably request, permit MSC and its agents to inspect all books and records relating to the Purchased Assets and the Assumed Liabilities previously delivered by the Sellers to the Buyer relating to any period prior to the Closing Date.

                                  ARTICLE XII.
                                  MISCELLANEOUS

     12.1 Expenses.

     (a) Except as expressly provided herein, each Party shall bear its own (i) costs incurred as a result of the transfer of the Purchased Assets and the Assumed Liabilities, including payments to third parties, if any, to obtain their consent to such transfer; provided that no Party shall be required to make any payment or offer or furnish other value to obtain any such consent unless required by the terms of the agreement under which consent is sought, and (ii) professional fees and related costs (including fees and costs of investment bankers, accountants, attorneys, benefits specialists, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the transactions contemplated hereby and thereby.

     (b) Notwithstanding anything to the contrary, all legal, accounting, investment banking and other expenses of MSC and the Sellers in connection with the transactions contemplated by this Agreement shall be the responsibility of MSC and shall not be, and shall not become, liabilities of the Buyer, and shall not be assumed in any way whatsoever by the Buyer.

     (c) Confidentiality; Public Announcements. Subject to the requirements of applicable law, each Party shall maintain in confidence (i) the provisions of this Agreement and (ii) all information received from another Party as a result of any due diligence investigation conducted relative to the execution of this Agreement and shall use such information only in connection with evaluating the transactions contemplated hereby. The obligation of confidentiality and non-use shall not apply to any information which (a) is or becomes generally available to the public through no fault of the receiving party, (b) is independently developed by the receiving party or (c) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it. After the Closing, the prohibition under this Section
12.1 on the Buyer's use of the Sellers' information will terminate. Without limiting the generality of the foregoing, no Party shall, nor shall any of their respective Affiliates, without the prior written approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as such Party has used commercially reasonable efforts to obtain the approval of the other Parties prior to issuing such press release or making such public disclosure.

     12.2 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE, EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES.

     12.3 Submission to Jurisdiction. The Parties and IMSA agree that, except as set forth in this Agreement, any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the then current Rules of Arbitration of the International Chamber of Commerce ("ICC") by three arbitrators in accordance with such Rules. The Buyer and MSC shall each choose one arbitrator at will, and the two arbitrators so chosen shall select the third arbitrator. The non-prevailing Party to an arbitration will pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' and witness fees and costs, incurred by the other Party to the arbitration. The site of arbitration shall be New York, New York, and the language of the proceeding shall be English. Each Party hereby irrevocably consents to the jurisdiction of the ICC solely for such purpose and the purpose of the following sentence. The decision of the arbitrators so appointed shall be final and shall be enforceable in any court of competent jurisdiction.

     12.4 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

          (a)  if to the Buyer or IMSA, to:

          Steelscape, Inc.
          222 West Kalama River Road
          Kalama, Washington 98625
          Telephone:   (360) 673-8206
          Facsimile:   (360) 673-8498
          Attention:   President

          and

          IMSA Steel Corp.
          Ave. Universidad 992 Nte.
          San Nicolas de los Garza, N.L.
          66450 Mexico
          Attention:   Ing. Cesar F. Jarero de las C.
          Telephone:   011-52818-329-8500
          Facsimile:   011-52818-329-8551

          with copies to:

          Grupo IMSA, S.A. de C.V.
          Ave. Batallon de San Patricio #111
          Piso 26, Frac. Valle Oriente,
          San Pedro Garza Garcia, N.L.
          66269 Mexico
          Attention:   Lic. Jose Enrique Gonzalez G.
          Telephone:   011-52818-153-8382
          Facsimile:   011-52818-153-8385
          and

          White & Case LLP
          633 West Fifth Street
          Los Angeles, California 90071
          Telephone:   (213) 620-7700
          Facsimile:   (213) 687-0758
          Attention:   Neil W. Rust

          (b)  if to MSC, PPS or PFM, to:

          Material Sciences Corporation
          2200 East Pratt Boulevard
          Elk Grove Village, IL 6007
          Attention:   Chief Financial Officer
          Telephone:   (847) 718-8243
          Facsimile:   (847) 439-0737

          with a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attention:   Keith S. Crow
          Telephone:   (312) 861-2181
          Facsimile:   (312) 861-2200

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three business days after deposit into the U.S. mail by certified mail, return receipt requested, postage prepaid.

     12.5 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that the Buyer may assign any of its rights and benefits hereunder to any of its Affiliates or Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     12.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     12.7 Entire Agreement. This Agreement, including the other Related Documents and the other documents referred to herein and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including the Letter of Intent dated April 29, 2002 between MSC and IMSA. Without limiting the foregoing, the Parties hereby waive any statutory, equitable or common law right that would create in any Party any remedy other than breach of contract in respect of this Agreement.

     12.8 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties.

     12.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     12.10 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto or any permitted assignee of the Buyer.

     12.11 Further Assurances. From time to time after the Closing, MSC shall, and shall cause each Seller to, and each Seller shall, execute and deliver, or cause to be executed and delivered such documents to the Buyer as the Buyer shall reasonably request in order to consummate more effectively the transactions contemplated hereby and from time to time after the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered such documents to MSC, PPS or PFM as MSC shall reasonably request in order to consummate more effectively the transactions contemplated hereby.

     12.12 No Other Representations or Warranties. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLES II, III AND IV, NONE OF MSC, SELLERS, THE BUYER AND IMSA MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES.

     12.13 Specific Performance. The agreements of the Parties in Sections 6.11 and 6.13 hereof are an integral part of this Agreement, the obligations to be performed under such Sections are special, unique and extraordinary in character, and in the event of breach by any Party of the terms and conditions of such Section or Sections, each non-breaching Party shall be entitled, if it so elects, to institute and prosecute proceedings, either at law or in equity, to obtain damages for any breach of the terms or conditions thereof, or to enforce the specific performance thereof, or to enjoin such breaching Party from continuing to breach such Section or Sections.

     12.14 Limited Guarantee. IMSA hereby unconditionally guarantees the full performance (a) by the Buyer of (i) its obligation to close the transactions contemplated by this Agreement, (ii) its payment obligations under Sections 5.5 and 5.6 of this Agreement and (iii) its obligations to pay any amounts under
Section 8.2 of this Agreement and (b) by the Inventory Purchaser of its payment obligations under Section 5.6(f)(iii) of this Agreement.

                                 *      *      *

     IN WITNESS WHEREOF, each of the Parties has caused its name to be hereunto subscribed by its duly authorized signatory as of the day and year first above written.

                                  STEELSCAPE, INC.


                                       /s/ Santiago Clariond Reyes
                                  By:_____________________________________
                                     Name:   Santiago Clariond Reyes
                                     Title:  Representative

                                  GRUPO IMSA, S.A. de C.V.


                                       /s/ Santiago Clariond Reyes
                                  By:_____________________________________
                                     Name:   Santiago Clariond Reyes
                                     Title:  Attorney-In-Fact

                                  MATERIAL SCIENCES CORPORATION


                                       /s/ Gerald G. Nadig
                                  By:_____________________________________
                                     Name:   Gerald G. Nadig
                                     Title:  Chairman, President and CEO


                                  MSC PINOLE POINT STEEL INC.


                                       /s/ James J. Waclawik, Sr.
                                  By:_____________________________________
                                     Name:   James J. Waclawik, Sr.
                                     Title:  Vice President and CFO


                                  MSC PRE FINISH METALS (PP) INC.


                                       /s/ James J. Waclawik, Sr.
                                  By:_____________________________________
                                     Name:   James J. Waclawik, Sr.
                                     Title:  Vice President and CFO

                                -Signature Page-
                            Asset Purchase Agreement